Execution Version

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

$75,000,000

3.84% SERIES A SENIOR NOTES DUE SEPTEMBER 13, 2029

and

$75,000,000

PRIVATE SHELF FACILITY

Dated as of September 13, 2019

TABLE OF CONTENTS
Page

1.	AUTHORIZATION OF ISSUE OF NOTES 1

1A.	Authorization of Issue of Series A Notes 1

1B.	Authorization of Issue of Shelf Notes 2

2.	PURCHASE AND SALE OF NOTES 2

2A.	Purchase and Sale of Series A Notes 2

2B.	Purchase and Sale of Shelf Notes 3

3.	CONDITIONS OF CLOSING 7

3A.	Certain Documents 7

3B.	Opinion of Prudential’s Special Counsel 8

3C.	Opinion of Transaction Parties’ Counsel 9

3D.	Representations and Warranties; No Default; Satisfaction of Conditions 9

3E.	Purchase Permitted by Applicable Laws 9

3F.	Payment of Fees 9

3G.	Fees and Expenses 10

3H.	Proceedings 10

4.	PREPAYMENTS 10

4A.	Required Prepayments 10

4B.	Optional Prepayment With Yield-Maintenance Amount 10

4C.	Notice of Optional Prepayment 10

i

4D.	Application of Prepayments 11

4E.	Offer to Prepay Notes in the Event of a Change of Control 11

4F.	No Acquisition of Notes 12

5.	AFFIRMATIVE COVENANTS 12

5A.	Financial Statements 12

5B.	Information Required by Rule 144A 15

5C.	Inspection of Property 15

5D.	Covenant to Secure Notes Equally 15

5E.	Compliance with Law 15

5F.	Maintenance of Insurance 16

5G.	Maintenance of Properties 16

5H.	Payment of Taxes 16

5I.	Corporate Existence 16

5J.	Subsequent Guarantors 17

5K.	Agreement Assuming Liability on Notes 17

5L.	Rating 17

5M.	REIT Status 17

6.	NEGATIVE COVENANTS 17

6A.	Liens 17

6B.	Investments, Acquisitions, Loans and Advances 17

6C.	Mergers, Consolidations and Sales 19

6D.	Compliance with OFAC Sanctions Programs 21

6E.	Burdensome Contracts With Affiliates 22

6F.	No Changes in Fiscal Year 22

6G.	Change in the Nature of Business 22

6H.	No Restrictions 22

6I.	Financial Covenants 22

6J.	Restricted Payments 23

6K.	Issuance of Stock by Subsidiaries 25

6L.	Most Favored Lender 25

6M.	Formation of Subsidiaries. 26

6N.	Use of Proceeds. 26

7.	EVENTS OF DEFAULT 26

7A.	Acceleration 26

7B.	Rescission of Acceleration 29

7C.	Notice of Acceleration or Rescission 29

7D.	Other Remedies 30

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES 30

8A.	Organization; Subsidiary Preferred Equity; Power and Authority 30

8B.	Financial Statements 31

8C.	Actions Pending 32

8D.	Outstanding Indebtedness 32

8E.	Title to Properties 32

8F.	Taxes 32

8G.	Conflicting Agreements and Other Matters 32

8H.	Offering of Notes 33

8I.	Use of Proceeds 33

8J.	ERISA 33

8K.	Governmental Consent 34

8L.	Compliance with Environmental and Other Laws 34

8M.	Regulatory Status 34

8N.	Permits and Other Operating Rights 35

8O.	Rule 144A 35

8P.	Absence of Financing Statements, etc 35

8Q.	Foreign Assets Control Regulations, Etc 35

8R.	Environmental Matters 36

8S.	Disclosure 37

8T.	Hostile Tender Offers 37

8U.	Other Agreements 38

8V.	Solvency 38

8W.	Condition of Property; Casualties; Condemnation 38

8X.	Legal Requirements and Zoning 38

8Y.	REIT Status 38

9.	REPRESENTATIONS OF EACH PURCHASER 38

9A.	Nature of Purchase 38

9B.	Source of Funds 38

10.	DEFINITIONS; ACCOUNTING MATTERS 40

10A.	Yield‑Maintenance Terms 40

10B.	Other Terms 41

10C.	Accounting and Legal Principles, Terms and Determinations 60

10D.	Non-Wholly Owned Properties 61

11.	MISCELLANEOUS 61

11A.	Note Payments 61

11B.	Expenses 61

11C.	Consent to Amendments 62

11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes 63

11E.	Persons Deemed Owners; Participations 64

11F.	Confidentiality 64

11G.	Survival of Representations and Warranties; Entire Agreement 65

11H.	Successors and Assigns 66

11I.	Independence of Covenants; Beneficiaries of Covenants 66

11J.	Notices 66

11K.	Payments Due on Non-Business Days 67

11L.	Satisfaction Requirement 67

11M.	GOVERNING LAW 67

11N.	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL 67

v

11O.	Severability 68

11P.	Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence 68

11Q.	Counterparts; Facsimile or Electronic Signatures 69

11R.	Severalty of Obligations 69

11S.	Independent Investigation 69

11T.	Directly or Indirectly 69

11U.	Transaction References 69

11V.	Binding Agreement 69

EXHIBITS AND SCHEDULES
PURCHASER SCHEDULE
INFORMATION SCHEDULE

EXHIBIT A-1    --    FORM OF SERIES A NOTE
EXHIBIT A-2    --    FORM OF SHELF NOTE
EXHIBIT B    --    FORM OF DISBURSEMENT DIRECTION LETTER
EXHIBIT C    --    FORM OF REQUEST FOR PURCHASE
EXHIBIT D    --    FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT E    --    FORM OF CONFIRMATION OF GUARANTY
EXHIBIT F-1    --    FORM OF OPINION OF TRANSACTION PARTIES’
        COUNSEL (SERIES A NOTES)
EXHIBIT F-2    --    FORM OF OPINION OF TRANSACTION PARTIES’
        COUNSEL (SHELF NOTES)

SCHEDULE 6B        INVESTMENTS
SCHEDULE 8A(1)    --    SUBSIDIARIES
SCHEDULE 8G    --    AGREEMENTS RESTRICTING INDEBTEDNESS
SCHEDULE 10B        LIENS

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
800 LaSalle Avenue, Suite 1600
Minneapolis, Minnesota 55402
As of September 13, 2019
PGIM, Inc. (“Prudential”)
Each of the Purchasers named in
the Purchaser Schedule attached
hereto as purchasers of Series A Notes
(the “Initial Purchasers”)
Each other Prudential Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided

c/o Prudential Private Capital
60 S. 6th Street, Suite 3710
Minneapolis, MN 55402
Ladies and Gentlemen:
The undersigned, IRET Properties, A North Dakota Limited Partnership, a North Dakota limited partnership (herein called the “Company”), Investors Real Estate Trust, a real estate investment trust organized under the laws of North Dakota (“Parent”), IRET, Inc., a North Dakota corporation (“General Partner”), IRET – Grand Gateway Apartments, LLC, IRET – River Ridge Apartments, LLC and IRET – Homestead Gardens II, LLC hereby jointly and severally agree with you as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.
1.AUTHORIZATION OF ISSUE OF NOTES.
1A.    Authorization of Issue of Series A Notes. The Company will authorize the issue of its senior promissory notes (the “Series A Notes”) in the aggregate principal amount of $75,000,000 to be dated the date of issue thereof, to mature September 13, 2029 to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the Applicable Rate (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes the outstanding principal balance of the Series A Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the Default Rate) and on overdue payments at the rate per annum from time to time equal to the Default Rate, and to be substantially in the form of Exhibit A-1 attached hereto. The terms

“Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any other such Series A Note pursuant to any such provision.
1B.    Authorization of Issue of Shelf Notes. The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of up to the Available Facility Amount, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than thirteen (13) years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than thirteen (13) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A‑2 attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.
2.    PURCHASE AND SALE OF NOTES.
2A.    Purchase and Sale of Series A Notes. The Company hereby agrees to sell to each Initial Purchaser and, subject to the terms and conditions herein set forth, each Initial Purchaser agrees to purchase from the Company the aggregate principal amount of Series A Notes set forth opposite such Initial Purchaser’s name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. On September 13, 2019 or any other date prior to September 13, 2019 upon which the Company and the Initial Purchasers may agree (herein called the “Series A Closing Day”), the Company will deliver to each Initial Purchaser at the offices of Ballard Spahr LLP, at 2000 IDS Center 80 South Eighth Street, Minneapolis, MN 55402, one or more Series A Notes registered in such Initial Purchaser’s name (or, if specified in the Purchaser Schedule, in the name of the nominee(s) for such Initial Purchaser specified in the Purchaser Schedule), evidencing the aggregate principal amount of Series A Notes to be purchased by such Initial Purchaser and in the denomination or denominations specified with respect to such Initial Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the account or accounts as shall be specified in a letter on the Company’s letterhead, in substantially the form of Exhibit B attached hereto, from the Company to the Initial Purchasers delivered prior to the Series A Closing Day.

2B.    Purchase and Sale of Shelf Notes.
2B(1).    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, $150,000,000 minus the aggregate principal amount of Notes outstanding pursuant to this Agreement is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.
2B(2).    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day), (iii) the last Closing Day after which there is no Available Facility Amount, (iv) the termination of the Facility under paragraph 7A of this Agreement, and (v) the acceleration of any Note under paragraph 7A of this Agreement. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
2B(3).    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by facsimile transmission or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates (if any) and amounts and interest payment periods (monthly, quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase, and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit C attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.
2B(4).    Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone or facsimile transmission, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.
2B(5).    Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to paragraph 2B(4), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or facsimile transmission within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate or Affiliates, and Prudential agrees to cause the purchase by a Prudential Affiliate or Affiliates of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
2B(6).    Market Disruption. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.
2B(7).    Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Private Capital, 60 S. 6th Street, Suite 3710, Minneapolis, MN 55402, Attention: Law Department, or at such other place as Prudential may have directed, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee, if any in accordance with paragraph 2B(8)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.
2B(8).    Fees.
2B(8)(i).    Structuring Fee. In consideration of the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential or at the direction of Prudential by wire transfer of immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $25,000.
2B(8)(ii).    [Reserved].
2B(8)(iii).    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:
(BEY – MMY) X DTS/360 X PA
where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum, on a commercial paper investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).
2B(8)(iv).    Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(iii). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3.    CONDITIONS OF CLOSING. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder on any Closing Day is subject to the satisfaction, on or before such Closing Day, of the following conditions:
3A.    Certain Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated the date of the applicable Closing Day unless otherwise indicated, and, on the applicable Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:
(i)    The Note(s) to be purchased by such Purchaser on such Closing Day in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable;
(ii)    a Guaranty Agreement made by each Person which, as of the Series A Closing Day, is a borrower, co‑borrower, obligor or co‑obligor under, or is obligated under a Guarantee with respect to any Indebtedness outstanding or incurrable under, any Principal Credit Facility in favor of the holders of the Notes (together with any other Guarantee pursuant to which the Notes are guaranteed and with any joinder to any such Guaranty Agreement or any such other Guarantee, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, collectively called the “Guaranty Agreements” and individually called a “Guaranty Agreement”);
(iii)    on any Closing Day other than the Series A Closing Day, a Confirmation of Guaranty Agreement (each such Confirmation of Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, a “Confirmation of Guaranty”) in the form of Exhibit E hereto made by each Person which is a Guarantor as of such Closing Day.
(iv)    a Secretary’s Certificate signed by the Secretary or Assistant Secretary and one other officer of each Transaction Party certifying, among other things (a) as to the name, titles and true signatures of the officers of such Transaction Party authorized to sign the Transaction Documents to which such Transaction Party is a party being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, (b) that attached thereto is a true, accurate and complete copy of the certificate of incorporation or other formation document of such Transaction Party, certified by the Secretary of State of the state of organization of such Transaction Party as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or other organizational document of such Transaction Party which were duly adopted and are in effect as of such Closing Day and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (d) below, (d) that attached thereto is a true, accurate and complete copy of the resolutions of the board of directors or other managing body of such Transaction Party, duly adopted at a meeting or by unanimous written consent of such board of directors or other managing body, authorizing the execution, delivery and performance of the Transaction Documents to which such

Transaction Party is a party being delivered on such Closing Day and the other documents to be delivered in connection with this Agreement, and that such resolutions have not been amended, modified, revoked or rescinded, and are in full force and effect and are the only resolutions of the shareholders, partners or members of such Transaction Party or of such board of directors or other managing body or any committee thereof relating to the subject matter thereof, (e) that the Transaction Documents being delivered on such Closing Day and the other documents executed and delivered to such Purchaser by such Transaction Party are in the form approved by its board of directors or other managing body in the resolutions referred to in clause (d), above, and (f) that no dissolution or liquidation proceedings as to such Transaction Party or any of its Subsidiaries have been commenced or are contemplated; provided, however, that with respect to any Closing Day subsequent to the Series A Closing Day, if none of the matters certified to in the certificate delivered by any Transaction Party under this clause (iv) on any prior Closing Day have changed and the resolutions referred to in sub-clause (d) of this clause (iv) authorize the execution and delivery of the Notes and other Transaction Documents being delivered on such subsequent Closing Day, then such Transaction Party may, in lieu of the certificate described above, deliver a Secretary’s Certificate signed by its Secretary or Assistant Secretary certifying that there have been no changes to the matters certified to in the certificate delivered by such Transaction Party delivered on such prior Closing Day under this clause (iv);
(v)    a certificate of corporate or other type of entity and tax good standing for the Company and the Guarantors from the Secretary of State of the state of organization of the Company and each Guarantor and of each state in which the Company or any such Guarantor is required to be qualified to transact business as a foreign organization, in each case dated as of a recent date;
(vi)    certified copies of Requests for Information or Copies (Form UCC‑11) or equivalent reports listing all effective financing statements which name the Company or any Subsidiary (under its present name and previous names used) as debtor and which are filed in the office of the Secretary of State (or such other office which is, under the Uniform Commercial Code as in effect in the applicable jurisdiction, the proper office in which to file a financing statement under Section 9-501(a)(2) of such Uniform Commercial Code) of the location (as determined under the Uniform Commercial Code) of the Company or such Subsidiary, as applicable, together with copies of such financing statements, and lien and judgment search reports from the county recorder of any county in which the Company or any Subsidiary maintains an office or in which any assets of the Company or any Subsidiary are located; and
(vii)    such other certificates, documents and agreements as such Purchaser may reasonably request.
3B.    Opinion of Prudential’s Special Counsel. Such Purchaser shall have received from Ballard Spahr LLP, or such other counsel who is acting as special counsel for such Purchaser in connection with the purchase of such Notes, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C.    Opinion of Transaction Parties’ Counsel. Such Purchaser shall have received from Briggs and Morgan, P.A., counsel for the Transaction Parties (or such other counsel designated by the Company and acceptable to such Purchaser), a favorable opinion satisfactory to such Purchaser, dated such Closing Day, and substantially in the form of Exhibit F-1 attached hereto (in the case of the Series A Notes) or Exhibit F-2 attached hereto (in the case of any Shelf Notes) and as to such other matters as such Purchaser may reasonably request. The Company, by its execution hereof, hereby requests and authorizes such special counsel to render such opinions and to allow such Purchaser to rely on such opinions, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such request and authorization, and understands and agrees that each Purchaser receiving such an opinion will be relying, and is hereby authorized to rely, on such opinion.
3D.    Representations and Warranties; No Default; Satisfaction of Conditions. The representations and warranties contained in paragraph 8 and in the other Transaction Documents shall be true on and as of such Closing Day, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby and by the other Transaction Documents; there shall exist on such Closing Day no Event of Default or Default, both before and immediately after giving effect to the issuance of the Notes to be issued on such Closing Day and to the consummation of any other transactions contemplated hereby and by the other Transaction Documents; each Transaction Party shall have performed all agreements and satisfied all conditions required under this Agreement or the other Transaction Documents to be performed or satisfied on or before such Closing Day; and each Transaction Party shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to each such effect.
3E.    Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on such Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax (other than ordinary income taxes), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement, the Notes to be issued on such Closing Day or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance satisfactory to such Purchaser.
3F.    Payment of Fees. The Company shall have paid to Prudential and such Purchaser in immediately available funds any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to paragraph 2B(8)(i) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(iii).

3G.    Fees and Expenses. Without limiting the provisions of paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of any special counsel to the Purchasers in connection with this Agreement or the transactions contemplated hereby.
3H.    Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
4.    PREPAYMENTS. The Series A Notes and any Shelf Notes shall be subject to prepayment only with respect to the required prepayments specified in paragraphs 4A(1) and 4A(2), respectively, and paragraph 4E, the optional prepayments permitted by paragraph 4B, and upon acceleration pursuant to paragraph 7A.
4A.    Required Prepayments.
4A(1).    Required Principal Payments of Series A Notes. The entire outstanding principal amount of the Series A Notes, together with any accrued and unpaid interest thereon, shall become due on September 13, 2029, the maturity date of the Series A Notes.
4A(2).    Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.
4B.    Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 and in a minimum amount of $1,000,000 on any one occurrence), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note, so long as, at the time of such prepayment, and after giving effect thereto, no Default or Event of Default shall be in existence. Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal thereof (including the required payment of principal due upon the maturity thereof) in inverse order of their scheduled due dates.
4C.    Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B written notice of such prepayment not less than 5 Business Days prior to the prepayment date (which shall be a Business Day), specifying such prepayment date and the aggregate principal amount of the Notes of such Series, and the Notes of such Series held by such holder, to be prepaid on such date, and stating that such prepayment is to be made pursuant to paragraph 4B. Such notice shall be irrevocable but may be subject to the occurrence of certain conditions only to the extent such notice is provided more than 5 Business Days prior to the prepayment date; provided, however, that to the extent the Company has provided any such notice which does contain conditions to prepayment more than 5 Business Days prior to the prepayment date, then the Company shall provide the holder of each Note of the Series to be prepaid subsequent irrevocable written notice (which shall not be subject to any conditions) not less than 5 Business days prior to the prepayment date (which shall be a Business Day). Notice(s) of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice(s), together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date.
4D.    Application of Prepayments. In the case of each prepayment of less than the entire outstanding principal amount of all Notes of any Series pursuant to paragraphs 4A(1), 4A(2) or 4B, the principal amount so prepaid shall be allocated pro rata to all Notes of such Series at the time outstanding in proportion to the respective outstanding principal amounts thereof.
4E.    Offer to Prepay Notes in the Event of a Change of Control. Notice of Change of Control. The Company will, at least 30 days prior to any contemplated Change of Control, give written notice of such Change of Control to each holder of the Notes. Such notice shall contain and constitute an offer, contingent upon the consummation of the Change of Control, to prepay the Notes as described in paragraph 4E(3) and shall be accompanied by the certificate described in paragraph 4E(6).
4E(1).    Notice of Acceptance of Offer under Paragraph 4E(1). If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4E(1) from some, but not all, of the holders of the Notes, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other holder of the Notes.
4E(2).    Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph 4E(1) shall be an offer to prepay, in accordance with and subject to this paragraph 4E, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) at the time of the occurrence of the Change of Control.
4E(3).    Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 4E by causing a notice of such acceptance or rejection to be delivered to the Company prior to the prepayment date. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this paragraph 4E shall be deemed to constitute an acceptance of such offer by such holder.
4E(4).    Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4E shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and the Yield-Maintenance Amount, if any, with respect thereto. The prepayment shall be made at the time of occurrence of a Change of Control.
4E(5).    Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4E shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the proposed prepayment date (which shall be the date of the Change of Control), (ii) that such offer is made pursuant to this paragraph 4E and is contingent upon consummation of the Change of Control, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date, (v) that the conditions of this paragraph 4E have been fulfilled, and (vi) in reasonable detail, the nature and anticipated date of the Change of Control.
4F.    No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A(1), 4A(2) or 4B, upon acceptance of an offer to prepay pursuant to paragraph 4E, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless (i) the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions and (ii) at the time of such prepayment or other retirement or purchase or other acquisition, and after giving effect thereto, no Default or Event of Default shall be in existence. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.
5.    AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, the Company covenants as follows:
5A.    Financial Statements. The Company covenants that it will deliver to each Significant Holder:
(i)    as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Parent and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing, in comparative form, the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Company reasonably acceptable to Prudential;
(ii)    as soon as practicable and in any event within 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet and statement of income of the Parent and its Subsidiaries as of the last day of the fiscal year then ended tying to the audited consolidated financial statements included in the Parent’s form 10-K as filed with the Securities and Exchange Commission for the corresponding period and the consolidated statements of retained earnings and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion of Grant Thornton or another independent public accountants of recognized national standing, selected by the Company and reasonably acceptable to Prudential, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Parent and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards, which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(iii)    as soon as available, and in any event within (i) forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year and (ii) ninety (90) days after the last day of the last fiscal quarter of each fiscal year, (x) a true and correct copy of the Borrowing Base Certificate delivered under the Principal Credit Facility showing the computation of the Borrowing Base (as defined in the Principal Credit Facility as in effect on the date hereof) as of the close of business on the last day of such fiscal quarter, and (y) an updated rent roll and operating statement for each Borrowing Base Property (as defined in the Principal Credit Facility as in effect on the date hereof), in form and substance reasonably acceptable to Prudential;
(iv)    promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);
(v)    promptly upon receipt thereof, a copy of each management letter or other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;
(vi)    within ten days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request;
(vii)    simultaneously with the transmission thereof, copies of all notices, reports, financial statements or other communications given to the lender (or any agent for the lenders) under the Principal Credit Facility, excluding routine borrowing requests;
(viii)    promptly after receipt thereof, if any, a copy of each audit made by any regulatory agency of the books and records of the Parent or any Subsidiary or of notice of any material noncompliance with any applicable legal requirements relating to the Parent or any Subsidiary, or its business, which, in each case, could reasonably be expected to result in a material liability to the Parent or any Subsidiary;
(ix)    as soon as available, and in any event within sixty (60) days after the end of each fiscal year of the Company, a copy of the Company’s projections for the following year including consolidated projections of revenues, expenses and balance sheet on a quarter-by-quarter basis, with such projections in reasonable detail prepared by the Company and in form satisfactory to Prudential (which shall include a summary of all significant assumptions made in preparing such projections);
(x)    notice of any Change of Control;
(xi)    promptly after any Authorized Officer of the Company (or any Authorized Officer’s replacement or successor or any other person who would have been designated as an Authorized Officer of the Company in the Information Schedule but for an unintended failure to so update the Information Schedule by the Company) obtaining knowledge thereof, written notice of (i) any threatened (in writing) or pending litigation or governmental or arbitration proceeding or labor controversy against the Parent or any Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any other matter which would reasonably be expected to have a Material Adverse Effect or (iii) the occurrence of any Default or Event of Default;
(xii)    (i) promptly and in any event within 5 Business Days after receipt or execution thereof by any Transaction Party, (x) a copy of any agreements evidencing the Principal Credit Facility or any Treasury Management Line, in each case certified as being a true, correct, and complete copy thereof by an Authorized Officer of the Company and (y) copies of all default notices, amendments, waivers and other modifications so received under, pursuant to, or in connection with the Principal Credit Facility or Treasury Management Line and (ii) concurrently with any Person becoming a guarantor of any Indebtedness under the Principal Credit Facility, a written notice to the Purchasers and Prudential thereof;
(xiii)    promptly and in any event within 5 Business Days after receipt thereof by any Transaction Party, copies of all default notices, amendments, waivers and other modifications so received under, pursuant to, or in connection with any TIC Agreements or Management Agreements; and
(xiv)    with reasonable promptness, such other information as such Significant Holder may reasonably request.
Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6B, 6C, 6I and 6J and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to paragraph 10C) as to the period covered by any such financial statement, such Officer’s Certificate as to such period shall include a reconciliation from generally accepted accounting principles with respect to such election. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any failure by the Company to comply with covenants contained herein, or, if they have obtained knowledge of any failure by the Company to so comply, specifying the nature and period of existence thereof; provided that, no separate certificate will be required to be delivered by such accountants so long as the audit delivered pursuant to clause (ii) above contains certifications from such accountants similar in substance to the foregoing requirements. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.
5B.    Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.
5C.    Inspection of Property. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or an Event of Default exists, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries with any such Person), all at such reasonable times, with reasonable prior notice to the Company and as often as such Significant Holder may reasonably request.
5D.    Covenant to Secure Notes Equally. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6A (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6L.
5E.    Compliance with Law. The Company covenants that it will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in paragraph 8Q, and will obtain and maintain in full force and effect all licenses, certificates, permits, franchises, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or governmental bodies having jurisdiction over the Company and its Subsidiaries or any of their respective properties, products or services necessary to the ownership, operation or maintenance of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in full force and effect such licenses, certificates, permits, franchises, operating rights and other authorizations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5F.    Maintenance of Insurance. The Company covenants that it will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or similar and similarly situated business.
5G.    Maintenance of Properties. The Company covenants that each Transaction Party shall, and shall cause each of its Subsidiaries to, maintain, preserve, and keep its Property in good working order and condition (ordinary wear and tear and casualty excepted), and shall from time to time make, or cause to be made, all necessary and proper repairs, renewals, replacements, additions, and betterments thereto so that such Property shall at all times be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person or except where the failure would not reasonably be expected to have a Material Adverse Effect. The Company shall not, and shall not permit any Guarantor to, amend, modify or terminate any material contract or agreement to which it is a party if such amendment, modification or termination or waiver would reasonably be expected to cause a Material Adverse Effect.
5H.    Payment of Taxes. The Company covenants that each Transaction Party shall duly pay and discharge, and shall cause each of its Subsidiaries to duly pay and discharge, all federal and material state, local, and foreign Taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent (i) that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves established in accordance with GAAP are provided therefor or (ii) the failure to file or pay could not reasonably be expected to result in liability in excess of $10,000,000 in the aggregate.
5I.    Corporate Existence. The Company will at all times preserve and keep its corporate existence in full force and effect. Subject to paragraph 6C, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company or partnership, as the case may be, existence of each of its Subsidiaries, unless the termination of or failure to preserve and keep in full force and effect such corporate existence, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J.    Subsequent Guarantors. The Company covenants that if at any time any Person, which is not then a Guarantor, shall become a borrower, co‑borrower, obligor or co‑obligor under, or obligated under a Guarantee with respect to any Indebtedness outstanding or incurrable under, the Principal Credit Facility, the Company will, concurrently therewith, cause such Person to execute and deliver to the holders of the Notes a joinder to the Guaranty Agreement in the form attached to the Guaranty Agreement or a Guaranty Agreement substantially in the form of the Guaranty Agreement delivered at the closing pursuant to paragraph 3A(ii) hereof. Each such joinder or such Guaranty Agreement shall be accompanied by a certificate of the Secretary or Assistant Secretary of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such joinder or such Guaranty Agreement and incumbency and specimen signatures of the officers of such Person executing such documents, and by such other certificates, documents, instruments and legal opinions in connection therewith as may be reasonably requested by the Required Holder(s), each in from and substance reasonably satisfactory to the Required Holder(s).
5K.    Agreement Assuming Liability on Notes. The Company covenants that, if at any time any Person which is not then a Guarantor should become liable (as co‑obligor, endorser, guarantor or surety) on any other obligation of the Company or any Guarantor, the Company will, at the same time, cause such Person to deliver to the holders of the Notes an agreement pursuant to which such Person becomes similarly liable on the Notes; provided this paragraph 5K shall not apply to any Person becoming liable solely as an endorser of a check in the ordinary course of business. The delivery of such an agreement shall not in any way limit or modify the rights of the holders of the Notes to enforce the provisions of paragraph 6L.
5L.    Rating. If requested by Prudential at any time, the Company shall promptly obtain an Investment Grade rating from a Nationally Recognized Rating Agency and provide Prudential with evidence of such rating.
5M.    REIT Status. The Parent shall maintain its status as a REIT and all of the representations and warranties set forth in paragraph 8Y hereof shall remain true and correct at all times.
6.    NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or other amount due hereunder is outstanding and unpaid, the Company covenants as follows:
6A.    Liens. No Transaction Party shall, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on (i) any Property owned by any such Person, other than Permitted Liens and (ii) any Borrowing Base Property (as defined in the Principal Credit Facility as in effect on the date hereof) or any Stock issued by any Transaction Party, other than Permitted Borrowing Base Liens.
6B.    Investments, Acquisitions, Loans and Advances. No Transaction Party shall, nor shall it permit any Subsidiary to (i) directly or indirectly, make, retain or have outstanding any investments (whether through the purchase of Stock or obligations or otherwise) in any Person, real property or improvements on real property, or any loans, advances, lines of credit, mortgage loans, other financings (including pursuant to sale/leaseback transactions) to any other Person, or Guarantee or assumption of any such loans, advances, lines of credit, mortgage loans or other financings (including pursuant to sale/leaseback transactions) to any other Person, or (ii) acquire any real property, improvements on real property or all or any substantial part of the assets or business of any other Person or division thereof (collectively, “Investments”); provided, however, that the foregoing shall not apply to nor operate to prevent, with respect to any Transaction Party or any Subsidiary, any of the following:
(i)    Permitted Investments and Investments in cash and cash equivalents and 1031 Cash Proceeds;
(ii)    Parent’s Investments from time to time in the Company, the Company’s Investments from time to time in its Subsidiaries, and Investments made from time to time by a Subsidiary in one or more of its Subsidiaries (including, without limitation, any Investment in the form of the purchase or other acquisition of the ownership interests of any non-wholly owned Subsidiary resulting in such Subsidiary becoming a wholly-owned Subsidiary);
(iii)    intercompany loans and advances made from time to time among the Company and its Subsidiaries;
(iv)    Investments from time to time in individual Real Properties (including Eligible Properties), portfolios of Real Properties (including Eligible Properties) or in entities which own such individual Real Properties (including Eligible Properties), provided that such Investment does not cause a violation of the financial covenants set forth in paragraph 6I hereof or clauses (v), (vi) or (vii) below;
(v)    Investments in Joint Ventures (including, without limitation, Investments consisting of loans, advances or other extensions of credit in the ordinary course of business to third party developers with respect to such Joint Venture) in an amount not to exceed in the aggregate at any one time outstanding 10% of the Total Asset Value at such time;
(vi)    Investments in Development Assets in an amount not to exceed in the aggregate at any one time outstanding 10% of the Total Asset Value at such time;
(vii)    Investments in Land Assets in an amount not to exceed in the aggregate at any one time outstanding 5% of the Total Asset Value at such time;
(viii)    Investments in deposit account and securities accounts opened in the ordinary course of business and in compliance with the terms of this Agreement;
(ix)    Investments pursuant to Hedging Agreements that are not otherwise prohibited by the terms of this Agreement;
(x)    Investments existing on the date hereof and set forth on Schedule 6B;

(xi)    advances to officers, directors and employees of the Parent, the Company and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;
(xii)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(xiii)    Investments in mortgages not at any time to exceed 5% of the Total Asset Value at such time;
(xiv)    Investments by the Parent for the redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interests of the Parent or the Company now or hereafter outstanding to the extent permitted in paragraph 6J;
(xv)    Investments not otherwise permitted under this paragraph 6B in an aggregate amount not to exceed 5% of the Total Asset Value at such time; and
(xvi)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business.
Investments of the type described in clauses (v), (vi), (vii), (xiii) and (xv) immediately preceding shall not exceed in the aggregate at any one time, (A) for the period from the date hereof through November 30, 2019, 30% of the Total Asset Value at such time and (B) at all times thereafter, 25% of the Total Asset Value at such time. In determining the amount of investments, acquisitions, loans, Guarantees, and advances permitted under this paragraph 6B, investments and acquisitions shall always be taken at the book value (as defined in GAAP) thereof (except for investments in Development Assets and Land Assets, which shall always be taken at undepreciated book value), and loans, Guarantees, and advances shall be taken at the principal amount thereof then remaining unpaid.
6C.    Mergers, Consolidations and Sales. Except with respect to an acquisition of an Eligible Property or otherwise with the prior written consent of the Required Holders, no Transaction Party shall, nor shall it permit any Subsidiary to, consummate any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, this paragraph 6C shall not apply to nor operate to prevent:
(i)    the sale, transfer, lease or other disposition of Property of the Company or any of its Subsidiaries to one another;

(ii)    the merger or consolidation of any Subsidiary with and into the Company or any other Subsidiary, provided that, in the case of any merger involving the Company, the Company is the entity surviving the merger;
(iii)    the sale, transfer or other disposition of any tangible personal property in the ordinary course of business and the sale, transfer or other disposition of personal property no longer used or useful in the business or obsolete;
(iv)    Leases of portions of any Real Property to Tenants;
(v)    so long as no Event of Default is then continuing or would result therefrom, any sale, transfer, lease or other disposition of Property of the Company or any Subsidiary consisting of (i) on-campus medical office buildings or off-campus medical office buildings and (ii) any other commercial properties (other than, for the avoidance of doubt, any multi-family properties);
(vi)    so long as no Default or Event of Default is then continuing or would result therefrom, any sale, transfer, lease or other disposition of Property of the Company or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) that is not otherwise expressly permitted by the foregoing clauses and for net consideration that is not more than 20% of the Total Asset Value as of the Closing Date in the aggregate for all such transactions during the term of this Agreement;
(vii)    so long as no Default or Event of Default is then continuing or would result therefrom, any merger or other combination if it results in the simultaneous payoff in immediately available funds of the obligations under the Notes;
(viii)    any merger or consolidation or other combination with any other Person subject to (a) subject to 6C(ii) above, if such merger or consolidation or other combination involves any Transaction Party, such Transaction Party shall be the survivor thereof; (b) (1) if a Transaction Party is the survivor thereof, the Company shall have given Prudential and the Purchasers at least 30 days’ prior written notice of such consolidation or merger and (2) if a Transaction Party is not the survivor thereof, the Company shall have given Prudential at least five (5) Business Days’ prior written notice of such consolidation or merger; (c) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom; and (d) the Company shall have delivered to Prudential for distribution to each of the Purchasers a Compliance Certificate, calculated on a pro forma basis based on information then available to the Company, evidencing the continued compliance by the Parent and the Subsidiaries with the terms and conditions of the financial covenants contained in paragraph 6I, after giving effect to such consolidation or merger;
(ix)    the issuance and sale of equity interests as long as a Change of Control does not result therefrom;

(x)    to the extent constituting an Investment, transactions expressly permitted under paragraph 6B; and
(xi)    other sales, transfers, leases or other dispositions of property or assets other than Real Property in an aggregate amount not to exceed $5,000,000 in any fiscal year.
6D.    Compliance with OFAC Sanctions Programs. (a) Each Transaction Party shall at all times comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Transaction Party and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.
(i)    Each Transaction Party shall provide Prudential and the Purchasers any information regarding the Transaction Parties, their Affiliates, and their Subsidiaries necessary for Prudential and the Purchasers to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Transaction Party’s ability to provide information applicable to them.
(ii)    If any Transaction Party obtains actual knowledge or receives any written notice that any Transaction Party, any Subsidiary of any Transaction Party, or any officer, director or Affiliate of any Transaction Party or that any Person that owns or controls any such Person is the target of any OFAC Sanctions Programs or is located, organized or resident in a country, region or territory that is, or whose government is, the subject of any OFAC Sanctions Programs (such occurrence, an “OFAC Event”), such Transaction Party shall promptly (i) give written notice to Prudential of such OFAC Event, and (ii) comply in all material respects with all applicable laws with respect to such OFAC Event (regardless of whether the target Person is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Transaction Party hereby authorizes and consents to Prudential taking any and all steps Prudential deem necessary, in its sole but reasonable discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).
(iii)    No Transaction Party will, directly or, to any Transaction Party’s knowledge, indirectly, use the proceeds of the proceeds of any Note, or lend, contribute or otherwise make available such proceeds to any other Person, (i) to fund any activities or business of or with any Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any OFAC Sanctions Programs, or (ii) in any other manner that would result in a violation of OFAC Sanctions Programs or Anti-Corruption Laws by any Person (including any Person participating in the Notes, whether as underwriter, lender, advisor, investor, or otherwise).
(iv)    No Transaction Party will, nor will it permit any Subsidiary to, violate any Anti-Corruption Law in any material respect.
(v)    Each Transaction Party will maintain in effect policies and procedures designed to ensure compliance by the Transaction Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable OFAC Sanctions Programs and Anti-Corruption Laws.
6E.    Burdensome Contracts With Affiliates. Other than property management contracts and other contracts entered into among the Transaction Parties and their Subsidiaries from time to time that would not otherwise cause a Default hereunder, no Transaction Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Transaction Party or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
6F.    No Changes in Fiscal Year. No Transaction Party shall, nor shall it permit any Subsidiary to, change its fiscal year or fiscal quarter accounting periods as in effect on the date hereof.
6G.    Change in the Nature of Business. No Transaction Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of such Transaction Party or any of its Subsidiaries would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof, except for such other businesses reasonably related or complementary thereto or in furtherance thereof.
6H.    No Restrictions. Except as provided herein, in the other Transaction Documents or in documents relating to Indebtedness secured by liens of the type described in clause (i), clause (j) or clause (p) of the definition of “Permitted Liens” or as may be agreed under the Principal Credit Facility, no Transaction Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (other than any restriction set forth in the Treasury Management Line) on the ability of any Transaction Party or any Subsidiary of a Transaction Party to: (a) pay dividends or make any other distribution on any Subsidiary’s Stock owned by such Transaction Party or any other Subsidiary, (b) pay any indebtedness owed to any Transaction Party or any other Subsidiary, (c) make loans or advances to any Transaction Party or any Subsidiary, (d) transfer any of its Property to any Transaction Party or any other Subsidiary, or (e) guarantee the obligations under the Notes and/or grant Liens on its assets for the benefit of the Purchasers.
6I.    Financial Covenants.
(i)    Maximum Consolidated Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Consolidated Leverage Ratio to be greater than 0.60 to 1.00 for each fiscal quarter. Notwithstanding the foregoing, the Company may elect upon delivering written notice to Prudential, concurrently with or prior to the delivery of a Compliance Certificate pursuant to paragraph 5A for any fiscal quarter during which the Company shall have completed a Material Acquisition and provided that no Default or Event of Default has occurred and is continuing, that the Consolidated Leverage Ratio for the period of such fiscal quarter and the immediately succeeding fiscal quarter (the “Leverage Ratio Increase Period”) may exceed 0.60 to 1.00 but shall not exceed 0.65 to 1.00; provided that (a) the Company may not elect more than two Leverage Ratio Increase

Periods during the term of this Agreement, and (b) any such Leverage Ratio Increase Periods shall be non-consecutive.
(ii)    Maximum Consolidated Secured Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Consolidated Secured Leverage Ratio to be greater than 0.40 to 1.00 for each fiscal quarter ending on or after September 30, 2019.
(iii)    Maximum Total Unsecured Indebtedness to Aggregate Borrowing Base Value Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the ratio of (a) Total Unsecured Indebtedness as of the last day of such fiscal quarter to (b) the sum of the Borrowing Base Value of all Borrowing Base Properties (as defined in the Principal Credit Facility as in effect on the date hereof) as of the last day of such fiscal quarter to be greater than 0.60 to 1.00. Notwithstanding the foregoing, the Company may elect upon delivering written notice to Prudential, concurrently with or prior to the delivery of a Compliance Certificate pursuant to paragraph 5A for any fiscal quarter during which the Company shall have completed a Material Acquisition and provided that no Default or Event of Default has occurred and is continuing, that the ratio of (a) Total Unsecured Indebtedness to (b) the sum of the Borrowing Base Value of all Borrowing Base Properties, in each case, as of the last day of such fiscal quarter, for the period of such fiscal quarter and the immediately succeeding fiscal quarter (the “Unsecured Leverage Ratio Increase Period”) may exceed 0.60 to 1.00 but shall not exceed 0.65 to 1.00; provided that (a) the Company may not elect more than two Unsecured Leverage Ratio Increase Periods during the term of this Agreement, and (b) any such Unsecured Leverage Ratio Increase Periods shall be non-consecutive.
(iv)    Maximum Other Recourse Debt to Total Asset Value Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the ratio of (a) Other Recourse Debt as of the last day of such fiscal quarter to (b) Total Asset Value as of the last day of such fiscal quarter to be greater than 0.15 to 1.00.
(v)    Minimum Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 for each fiscal quarter ending on or after September 30, 2019.
(vi)    Minimum Tangible Net Worth. As of the last day of each fiscal quarter, the Company shall maintain a Tangible Net Worth of not less than the sum of (a) $677,407,220 plus (b) 75% of the aggregate net proceeds received by the Parent or any of its Subsidiaries after January 31, 2017 in connection with any offering of Stock or Stock Equivalents.
6J.    Restricted Payments. No Transaction Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payment; provided that:
(i)    the Company may make Restricted Payments to the Parent (which shall distribute such amounts to its equity holders) (such Restricted Payments, which for the sake of clarity shall exclude those Restricted Payments otherwise permitted under clause (c)

below, “Ordinary Dividends”), up to an amount not to exceed the greater of (a) 95% of MFFO for the most recently ended period of four fiscal quarters; and (b) the amount required for the Parent to maintain its status as a REIT (i.e., to satisfy the distribution requirements set forth in Section 857(a) of the Code); provided, that during the continuance of an Event of Default (other than an Event of Default pursuant to paragraph 7A(v) hereof resulting from a violation of paragraph 5A hereof that continues for more than 10 Business Days after written notice of such violation is delivered to the Company by Prudential), Ordinary Dividends shall not exceed the amounts described in clause (i)(b) above; provided, further, that following any Bankruptcy Event with respect to the Parent or the Company or the acceleration of the obligations under the Notes and hereunder, neither the Company nor the Parent shall be permitted to make any Ordinary Dividends;
(ii)    (a) any Subsidiary may make Restricted Payments, directly or indirectly, to the Company or any other Subsidiary that is a Guarantor and (b) any non-wholly-owned Subsidiary may make Restricted Payments directly to its equity owners based on such equity owners’ pro rata ownership of such Subsidiary;
(iii)    the Company may declare and make Restricted Payments to the Parent (which shall distribute such amounts to its equity holders) from capital gains from the sale, transfer, lease or other disposition of its Property (such Restricted Payments, “Special Dividends”), which Special Dividends may be in excess of the thresholds set forth for Ordinary Dividends in clause (i) above, so long as at the time of declaration, no Default or Event of Default exists;
(iv)    any of Parent, the Company or any Subsidiary may declare and make dividend payments or other distributions payable solely in the common Stock of such entity including (a) “cashless exercises” of options granted under any share option plan adopted by the Company, (b) distributions of rights or equity securities under any rights plan adopted by the Company and (c) distributions (or effect stock splits or reverse stock splits) with respect to its Stock payable solely in additional shares of its Stock;
(v)    so long as no Change of Control results therefrom, the Parent, the Company and each Subsidiary may make Restricted Payments in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance based incentive plans, and other similar forms of compensation for the benefit of the directors, officers and employees of the Parent, the Company and the Subsidiaries; and
(vi)    the Parent may directly or indirectly purchase, redeem or otherwise acquire or retire of any of the its Stock so long as (a) [intentionally omitted], (b) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom; and (c) for payments aggregating in excess of $20,000,000 in any fiscal quarter, within 15 days after reaching such threshold, the Company shall deliver to Prudential a Compliance Certificate, calculated on a pro forma basis based on information then available to the Company at the end of the most recently ended fiscal quarter, evidencing the continued compliance by the Parent and the Subsidiaries with the terms and conditions of the financial covenants contained in paragraph 6I, after giving effect to such payments during such fiscal quarter (each, a “Pro Forma Compliance Certificate”); provided, that, if based on the calculations in the Pro Forma Compliance Certificate, the Company is not in compliance with the covenants contained in paragraph 6I, then the Company shall suspend all orders for automatic trades with respect the Parent’s Stock until such time as the Company provides a quarterly Compliance Certificate under paragraph 5A hereof evidencing the Company’s compliance with the financial covenants contained in paragraph 6I (the period during which trades are suspended is the “Suspension Period”); provided, further, that during the Suspension Period, the Company shall deliver a pro forma Compliance Certificate showing pro forma compliance with the covenants contained in paragraph 5I prior to any direct or indirect purchase, redemption or other acquisition or retirement of any of the Parent’s Stock.
6K.    Issuance of Stock by Subsidiaries. The Company covenants that it will not permit any Subsidiary that is Guarantor to issue, sell or otherwise dispose of any shares of any class of its stock or other equity interests (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares or other equity interests) except to the Company or another Wholly-Owned Subsidiary; provided, however, that the foregoing shall not operate to prevent any transaction permitted by paragraph 6C.
6L.    Most Favored Lender.
(i)    If, on any date, the Company or any Transaction Party or any of their Subsidiaries enters into, assumes or otherwise becomes bound or obligated under any Principal Credit Facility that contains one or more Additional Covenants or Additional Defaults (including, for the avoidance of doubt, as a result any amendment to any Principal Credit Facility, whether or not in effect on the date hereof, causing it to contain one or more Additional Covenants or Additional Defaults), then (a) the Company will promptly, and in any event within 10 days thereafter, notify Prudential and the holders of the Notes thereof, and (b) whether or not the Company provides such notice, the terms of this Agreement shall, without any further action on the part of the Company, Prudential or any holder of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default (an “Incorporated Provision”) in this Agreement.
(ii)    If after the time this Agreement is amended pursuant to clause (i) of this paragraph 6L to include an Incorporated Provision, the corresponding Additional Covenant or Additional Default in the applicable Principal Credit Facility ceases to be in effect under or is deleted from such Principal Credit Facility or is amended or modified for the purposes of such Principal Credit Facility so as to become less restrictive with respect to the Issuers and their Subsidiaries, then, upon the request of the Company, Prudential and the holders of the Notes will amend this Agreement to delete or similarly amend or modify, as the case may be, such Incorporated Provision as in effect in this Agreement, provided that (a) no Default or Event of Default shall be in existence immediately before or after such deletion, amendment or modification (including under such Incorporated Provision otherwise to be deleted, amended or modified), and (b) if any fees or other remuneration were paid to any lender under such Principal Credit Facility with respect to causing such Additional Covenant or Additional Default to cease to be in effect or be deleted or to be so amended or modified, then the Company shall have paid to the holders of the Notes the same fees or other remuneration on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under such Principal Credit Facility. Notwithstanding the foregoing, no amendment to this Agreement pursuant to this clause (ii) as the result of any Incorporated Provision ceasing to be in effect or being deleted, amended or otherwise modified shall cause any covenant or Event of Default in this Agreement to be less restrictive as to the Company or any Transaction Party than such covenant or Event of Default as contained in this Agreement as in effect on the date hereof, and as amended other than as the result of the application of clause (i) of this paragraph 6L.
(iii)    The Company, each Transaction Party, Prudential and each holder of the Notes further covenants to promptly execute and deliver at the Company’s expense (including, without limitation, the fees and expenses of a single counsel for Prudential and the holders of the Notes) such amendments to this Agreement in form and substance satisfactory to Prudential and the Required Holder(s) evidencing the amendment of this Agreement resulting from the application of clauses (i) and (ii) of this paragraph 6L, provided that the execution and delivery of such amendments shall not be a precondition to the effectiveness of such amendments, but shall merely be for the convenience of the parties hereto.
6M.    Formation of Subsidiaries. Promptly upon the formation or acquisition of any Guarantor, the Company shall provide Prudential notice thereof and timely comply with the requirements of paragraph 5J hereof.
6N.    Use of Proceeds. The Company shall use the proceeds of the Notes solely for the purposes set forth in, or otherwise permitted by, paragraph 8I hereof.
7.    EVENTS OF DEFAULT.
7A.    Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):
(i)    the Company defaults in the payment of any principal of, or Yield‑ Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or
(ii)    the Company defaults in the payment of any interest on any Note for more than 3 Business Days after the date due; or
(iii)    (i) a default shall occur with respect to any recourse Indebtedness issued, assumed or guaranteed by the Company or any Guarantor in excess of $10,000,000 in the aggregate, or (ii) a default shall occur with respect to any other Indebtedness limited in recourse to the financed asset (other than standard non-recourse or “bad boy” guaranties)

issued or assumed by the Company or any Guarantor in excess of $20,000,000 in the aggregate, or (iii) a default shall occur with respect to any Indebtedness issued, assumed or guaranteed by the Company or any Guarantor, after notice has been given to the Company and such default shall continue for a period of time after the expiration of any applicable grace period after payment is due, which is sufficient to permit the acceleration of the maturity of any such Indebtedness (and such maturity is in fact accelerated); or
(iv)    any representation or warranty made by the Company or any Guarantor herein or in any other Transaction Document or by the Company or any Guarantor or any of its respective officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or
(v)    the Company fails to perform or observe any agreement contained in paragraphs 4E, 5A, 5E, 5I, 6A, 6B, 6C, 6I or 6J; or
(vi)    the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after the earlier of (a) the date any Responsible Officer obtains actual knowledge thereof or (b) the date notice of such failure is given to the Company by any holder of any Note, or the Company or any Guarantor fails to perform or observe any agreement contained in any other Transaction Document and such failure shall not be remedied within the grace period, if any, provided therefor in such Transaction Document (or, if no grace period is provided therefor in such Transaction Document, within 30 days after the earlier of (a) the date any Responsible Officer obtains actual knowledge thereof or (b) the date notice of such failure is given to the Company by any holder of any Note); or
(vii)    [intentionally omitted]; or
(viii)    any Transaction Party or any Subsidiary of a Transaction Party shall (a) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (b) not pay, or admit in writing its inability to pay, its debts generally as they become due, (c) make an assignment for the benefit of creditors, (d) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (e) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (f) take any corporate or similar action in furtherance of any matter described in parts (a) through (e) above, or (g) fail to contest in good faith any appointment or proceeding described in Section 7A(x); or
(ix)    [intentionally omitted]; or

(x)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Transaction Party or any Subsidiary of a Transaction Party, or any substantial part of any of its Property, or a proceeding described in Section 7A(viii)(e) shall be instituted against any Transaction Party or any Subsidiary of a Transaction Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or
(xi)    any order, judgment or decree is entered in any proceedings against any Transaction Party decreeing the dissolution of such Transaction Party and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(xii)    [intentionally omitted]; or
(xiii)    (a) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Company or any Guarantor, or against any of its respective Property, in an aggregate amount in excess of $10,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Transaction Party or any Subsidiary of a Transaction Party to enforce any such judgment, or (b) any Transaction Party or any Subsidiary of a Transaction Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or
(xiv)    any Transaction Party or any Subsidiary of a Transaction Party, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating for all such Persons in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Transaction Party or any Subsidiary of a Transaction Party, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Transaction Party or any Subsidiary of a Transaction Party, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or
(xv)    (a) any event occurs or condition exists (other than those described in subsections (i), (ii), (iv), (v) or (vi) above) which is specified as an event of default under any of the other Transaction Documents, or (ii) any of the Transaction Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void; or
(xvi)    any Change of Control shall occur;
then (a) if such event is an Event of Default specified in any clause (i) or (ii) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and the Facility shall automatically terminate, and (c) if such event is not an Event of Default specified in clause (viii) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and Prudential may at its option, by notice in writing to the Company, terminate the Facility. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and without the occurrence of an Event of Default and that the provision for payment of Yield-Maintenance Amount by the Company in the event the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.
7B.    Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the Default Rate, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.
7C.    Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.
7D.    Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and any other Transaction Document by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document. No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.
8.    REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:
8A(1).    Organization; Subsidiary Preferred Equity. The Company is a limited partnership duly organized and existing in good standing under the laws of the State of North Dakota, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. The Company and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. Schedule 8A(1) hereto sets forth, as of the Series A Closing Day, a correct list of each Subsidiary, its jurisdiction of organization and its ownership, and whether or not such Subsidiary is a borrower, co‑borrower, obligor or co‑obligor under, or obligated under a Guarantee with respect to any Indebtedness outstanding or incurrable under, the Principal Credit Facility. No Subsidiary has any outstanding shares of any class of Stock or other equity interests which has priority over any other class of Stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by the Company or a Wholly-Owned Subsidiary. No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement and customary limitations imposed by corporate or limited liability company law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make other distributions of profits to the Company or any of its other Subsidiaries that owns outstanding shares of capital stock or other equity interests of such Subsidiary.
8A(2).    Power and Authority. The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. The Company and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to execute, deliver and perform its obligations under this Agreement, the Notes and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents has been duly authorized by all requisite corporate, limited liability company or partnership, as the case may be, action by the Company and each Subsidiary which is a party thereto, and this Agreement, the Notes and the other Transaction Documents have been duly executed and delivered by authorized officers of the Company and each Subsidiary which is a party thereto and are valid obligations of the Company each such Subsidiary, legally binding upon and enforceable against the Company and each such Subsidiary in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
8B.    Financial Statements. The Company has furnished each Purchaser of any Note with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for each such year, all reported on by Grant Thornton (or such other nationally recognized accounting firm as may be reasonably acceptable to such Purchaser) and (ii) consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 45 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. During the period from December 31, 2018 to and including the Series A Closing Day, neither the Company nor any Subsidiary of the Company has paid or declared any dividend on any shares of its capital stock or made any other distribution on account of any shares of its capital stock (other than dividends or distributions payable solely to the Company or a Wholly-Owned Subsidiary) or redeemed, purchased, retired or otherwise acquired any shares of its capital stock or any warrants, rights or options to acquire, or securities convertible into or exchangeable for, any shares of its capital stock (other than from the Company or a Wholly-Owned Subsidiary). There has been no material adverse change in the business, property or assets, condition (financial or otherwise), operations or prospects of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements had been furnished to Prudential at the time of the execution of this Agreement by Prudential and the Initial Purchasers (in the case of the making of this representation at the time of the execution of this Agreement and the issuance of the Series A Notes), or, in the case of the making of this representation with respect to the issuance of a Series of Shelf Notes, since the end of the most recent fiscal year for which audited financial statements described in clause (i) of this paragraph 8B had been provided to Prudential prior to the time Prudential provided the interest rate quote to the Company pursuant to paragraph 2B(4) with respect to such Series of Shelf Notes.
8C.    Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect.
8D.    Outstanding Indebtedness. There exists no default under the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto.
8E.    Title to Properties. The Company has and each of its Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6A. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.
8F.    Taxes. The Company has, and each of its Subsidiaries has, filed all federal, state and other income tax returns which, to the knowledge of the officers of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such Taxes, if any, (i) as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided or (ii) where the failure to file or pay could not reasonably be expected to result in liability in excess of $10,000,000 in the aggregate.
8G.    Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter, by‑law, limited liability company operating agreement, partnership agreement or other corporate, limited liability company or partnership restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement, the Notes or the other Transaction Documents, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter, by-laws, limited liability company operating agreement or partnership agreement of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders, members or partners), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter, by-laws, limited liability company operating agreement or partnership agreement) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes or Indebtedness of any Guarantor of the type to be evidenced by any Guaranty Agreement except as set forth in the agreements listed in Schedule 8G attached hereto.
8H.    Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes, any Guaranty Agreement or any similar security of the Company or any Guarantor for sale to, or solicited any offers to buy the Notes, any Guaranty Agreement or any similar security of the Company or any Guarantor from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company, any Guarantor nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes or the execution and delivery of any Guaranty Agreement to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.
8I.    Use of Proceeds. The proceeds of the Series A Notes will be used to refinance existing Indebtedness and for general corporate purposes. The proceeds of any Series of Shelf Notes will be used as specified in the Request for Purchase with respect to such Series. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry any stock that is then a margin stock or for any other purpose which might constitute the sale or purchase of any Notes a “purpose credit” within the meaning of such Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, any Note or any other Transaction Document to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.
8J.    ERISA.
(i)    With respect to each Plan, each Transaction Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code (to the extent applicable to it) and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Transaction Party nor any of its Subsidiaries has any contingent liabilities with respect to any Welfare Plan.
(ii)    With respect to each Plan, each Transaction Party shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each Transaction Party shall, and shall cause each of its Subsidiaries to, promptly notify Prudential and each Purchaser of: (a) the occurrence of any reportable event (as defined in Section 4043 of ERISA but excluding any “reportable event” for which the requirement to give notice to the PBGC has been waived) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Transaction Party or any Subsidiary of a Transaction Party of any material liability, fine or penalty, and (e) any material increase in the contingent liability of any Transaction Party or any Subsidiary of a Transaction Party with respect to any post‑retirement Welfare Plan benefit. The Company shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code or any of the respective regulations promulgated thereunder.
8K.    Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement or the other Transaction Documents, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof, of the Notes or of the other Transaction Documents.
8L.    Compliance with Environmental and Other Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local, foreign and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in paragraph 8Q, except, in any such case, where failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
8M.    Regulatory Status. Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (iii) a “public utility” within the meaning of the Federal Power Act, as amended. Neither the Company nor any Subsidiary is subject to regulation as a “public utility” (or any analogous term) under any state or local law or subject to regulation under the ICC Termination Act of 1995, as amended.
8N.    Permits and Other Operating Rights. The Company and each Subsidiary has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company or any Subsidiary or any of its properties, products or services as are necessary for the ownership, operation and maintenance of its businesses and properties, as presently conducted and as proposed to be conducted while the Notes are outstanding, subject to exceptions and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, foreign, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over the Company, any Subsidiary or any of its properties, products or services are free from restrictions or conditions which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary is in violation of any thereof in any material respect.
8O.    Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter‑dealer quotation system.
8P.    Absence of Financing Statements, etc. Except with respect to Liens permitted by paragraph 6A hereof, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.
8Q.    Foreign Assets Control Regulations, Etc.
(i)    Neither the Company nor any Controlled Entity (a) is a Blocked Person, (b) has been notified that its name appears or may in the future appear on a State Sanctions List or (c) is a target of sanctions that have been imposed by the United Nations or the European Union.
(ii)    Neither the Company nor any Controlled Entity (a) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (b) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(iii)    No part of the proceeds from the sale of the Notes hereunder:
(a)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (1) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (2) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (3) otherwise in violation of any U.S. Economic Sanctions Laws;
(b)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(c)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(iv)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
8R.    Environmental Matters.
(i)    No Transaction Party has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(ii)    No Transaction Party has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(iii)    Neither any Transaction Party nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv)    Neither any Transaction Party nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(v)    All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
8S.    Disclosure. Neither this Agreement, any other Transaction Document nor any other document, certificate or statement furnished to Prudential or any Purchaser by or on behalf of the Company or any Guarantor in connection herewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading; provided that, the foregoing expressly excludes any information of a general economic or industry-specific nature furnished to Prudential or any Purchaser by or on behalf of the Company or any Guarantor in connection herewith so long as the Company does not have any actual knowledge that such information is materially untrue or omits to state a material fact necessary in order to make such information not materially misleading. There is no fact or facts peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee), individually or in the aggregate, reasonably be expected to materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Prudential and each Purchaser by or on behalf of the Company (including the filings of Parent with the Securities and Exchange Commission) prior to, in the case of the making of this representation at the time of the execution of this Agreement and the issuance of the Series A Notes, the date of this Agreement, or, in the case of the making of this representation at the time of the issuance of a Series of Shelf Notes, prior to the time Prudential provided the interest rate quote to the Company pursuant to paragraph 2B(4) with respect to such Series of Shelf Notes. The financial estimates and other forward-looking and/or projected information (collectively, “Projections”) that have been furnished to Prudential and the Purchasers by the Transaction Parties in connection with the negotiation of this Agreement and the other Transaction Documents have been prepared in good faith based upon assumptions believed by the Transaction Parties to be reasonable at the time furnished (it being recognized by Prudential and the Purchasers that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Transaction Parties, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). The Company has delivered to the Purchasers a true, correct and complete copy of the Principal Credit Facility that is in effect as of the Series A Closing Day and all amendments thereto, in each case as in effect as of the Series A Closing Day.
8T.    Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

8U.    Other Agreements. No Transaction Party nor any of its Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default, if uncured would reasonably be expected to have a Material Adverse Effect.
8V.    Solvency. The Transaction Parties and their Subsidiaries, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.
8W.    Condition of Property; Casualties; Condemnation. Except to the extent that the same could not reasonably be expected to result in a Material Adverse Effect, each Real Property (a) is in good repair, working order and condition, normal wear and tear and casualty excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance, (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear and casualty excepted and (e) is not located in a flood plain or flood hazard area, or if located in a flood plain or flood hazard area is covered by full replacement cost flood insurance. For the avoidance of doubt, in no event shall the representations contained in the foregoing clause (a) through (d) be deemed to be applicable to any Property owned by a Tenant. No condemnation or other like proceedings that has had, or would reasonably be expected to result in, a Material Adverse Effect, is pending, served or, to the knowledge of the Company, threatened against any Real Property.
8X.    Legal Requirements and Zoning. Except as disclosed in the zoning reports furnished to Prudential, the use and operation of each Real Property constitutes a legal use (including legally nonconforming use) under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any approvals, restrictions of record or any agreement affecting any such Real Property (or any portion thereof), which violation would reasonably be expected to have a Material Adverse Effect.
8Y.    REIT Status. The Parent (a) is a REIT, (b) has not revoked its election to be a REIT, and (c) for its current “tax year” as defined in the Code is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.
9.    REPRESENTATIONS OF EACH PURCHASER. Each Purchaser represents as follows:
9A.    Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.
9B.    Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(i)    the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”)

95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(ii)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(iii)    the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(iv)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (iv); or
(v)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or

“INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or
(vi)    the Source is a governmental plan; or
(vii)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or
(viii)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
10.    DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.
10A.    Yield‑Maintenance Terms.
“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or paragraph 4E or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.
“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.5% over the yield to maturity implied by (i) the ask-side yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for the most recent actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Bloomberg Financial Markets

shall cease to report such yields or shall cease to be Prudential Private Capital’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Private Capital’s customary source of such information), or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or (ii) of the preceding sentence, such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.
“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360‑day year comprised of twelve 30‑day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal at the Applicable Rate if no payment of such Called Principal were made prior to its scheduled due date; provided, however, that if a Settlement Date occurs during a period in which the Adjusted Rate applies, interest accrued on the Notes through the Settlement Date shall be calculated at such Adjusted Rate, but calculations of remaining interest from and after the Settlement Date through the scheduled due date for such Called Principal shall be made using the Standard Rate.
“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or paragraph 4E or is declared to be or otherwise becomes due and payable pursuant to paragraph 7A, as the context requires.
“Yield‑Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield‑Maintenance Amount shall in no event be less than zero.
10B.    Other Terms.

“1031 Cash Proceeds” means cash proceeds from the sale of Property in a transaction under Section 1031 of the Code held by a qualifying intermediary; provided, that, such proceeds shall cease to be 1031 Cash Proceeds as of the date thirty (30) days prior to the last day on which the Company or the applicable Subsidiary can consummate a tax-deferred transaction under Section 1031 of the Code.
“Acceptance” shall have the meaning given in paragraph 2B(5) hereof.
“Acceptance Day” shall have the meaning given in paragraph 2B(5) hereof.
“Acceptance Window” shall mean, with respect to any interest rate quotes provided by Prudential pursuant to paragraph 2B(4), the time period designated by Prudential as the time period during which the Company may elect to accept such interest rate quotes. If no such time period is designated by Prudential with respect to any such interest rate quotes, then the Acceptance Window for such interest rate quotes will be 2 minutes after the time Prudential shall have provided such interest rate quotes to the Company.
“Accepted Note” shall have the meaning given in paragraph 2B(5) hereof.
“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant), including any defined terms as used therein, the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in this paragraph 10B, but contains one or more percentages, amounts, formulas or other provisions that are more restrictive as to the Company or any Subsidiary or more beneficial to the holder or holders of the Indebtedness to which the document containing such covenant or similar restriction relates than as set forth herein (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in paragraph 5 or 6 of this Agreement, or the related definitions in this paragraph 10B.
“Additional Default” shall mean any provision contained in the Principal Credit Facility, including any defined terms as used therein, which permits the holder or holders of any Indebtedness under such Principal Credit Facility or any agent or trustee for any such holder or holders to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise require the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof (or automatically causes such Indebtedness to so accelerate or be required to be purchased) and which either (i) is similar to any Default or Event of Default contained in paragraph 7A of this Agreement, or related definitions in this paragraph 10B, but contains one or more percentages, amounts, formulas or other provisions that are more restrictive as to the Company or any Subsidiary, have a shorter grace period or are more beneficial to the holders of such Indebtedness than as set forth herein (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7A of this Agreement, or the related definitions in this paragraph 10B.

“Adjusted EBITDA” means, at any date of its determination, an amount equal to (i) EBITDA for the most recently ended Rolling Period, minus (ii) the aggregate Annual Capital Expenditure Reserves.
“Affiliate” shall mean (i) with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such first Person, and (ii) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential Financial, Inc. or any Affiliate of Prudential Financial, Inc. then acts as investment advisor or portfolio manager.
“Annual Capital Expenditure Reserve” means, as at any date of determination with respect to any Real Property on which the lease of such Real Property does not require the Tenant to pay for all capital expenditures, an amount equal to the sum of (i) for any Real Property that is not a multifamily residential property and is not leased on a triple net basis, an amount equal to the product of (x) $0.25 multiplied by (y) the aggregate net rentable area, determined on a square footage basis of such Real Property, plus (ii) for any Real Property that is a multifamily residential property, an amount equal to the product of (x) $250 multiplied by (y) the number of units in such Real Property.
“Anti-Corruption Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” shall mean any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Applicable Rate” shall mean (i) with respect to the Series A Notes, 3.84%, (ii) with respect to any Shelf Notes, the interest rate set forth in the Confirmation of Acceptance with respect to such Shelf Note (such rate stated in clause (i) or (ii), the “Standard Rate”), and (iii) during any period in which the Company fails to comply with the requirements of paragraph 5L, the Standard Rate plus an additional 25 basis points (the “Adjusted Rate”), with such increase going into effect 60 days after the date Prudential makes a ratings request under paragraph 5L and remaining in effect until the Company thereafter delivers an Investment Grade rating to Prudential in compliance with the requirements of paragraph 5L.
“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential or any Prudential Affiliate, any Person designated as an “Authorized Officer” of Prudential and Prudential Affiliates in the Information Schedule or any Person designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of Prudential’s Authorized Officers or a lawyer in

Prudential’s law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential or any Prudential Affiliate in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential or any Prudential Affiliate by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential or such Prudential Affiliate and whom the Company in good faith believes to be an Authorized Officer of Prudential or such Prudential Affiliate at the time of such action shall be binding on Prudential or such Prudential Affiliate even though such individual shall have ceased to be an Authorized Officer of Prudential or such Prudential Affiliate.
“Available Facility Amount” shall have the meaning given in paragraph 2B(1) hereof.
“Bankruptcy Event” means, with respect to any Person, any event of the type described in clause (viii), (ix) or (x) of paragraph 7A hereof with respect to such Person.
“Blocked Person” shall mean (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).
“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which Prudential is not open for business.
“Cancellation Date” shall have the meaning given in paragraph 2B(8)(iv) hereof.
“Cancellation Fee” shall have the meaning given in paragraph 2B(8)(iv) hereof.
“Capital Lease” or “Capitalized Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Capitalization Rate” means (a) 6.00% for apartment properties located in a Metropolitan Statistical Area with a Reported Population of greater than 500,000, (b) 6.75% for apartment properties located in Metropolitan Statistical Area with Reported Populations of less than or equal to 500,000 but greater than 200,000, (c) 7.25% for apartment properties located in the Metropolitan Statistical Area with Reported Populations of less than or equal to 200,000, and (d) 7.75% for all other Real Properties.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act), at any time of beneficial ownership of 35% or more of the outstanding Stock of the Parent on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Parent on the Closing Date (together with any new or replacement directors whose election or nomination for election was approved by a majority of the directors who were either directors on the Closing Date or whose election or nomination for election was previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Parent, (c) a complete liquidation or dissolution of the Parent, (d) the failure of the Parent to own 100% of the Stock of the General Partner, (e) the failure of the General Partner to own at least 60% of the Stock of the Company, or (f) the failure of the General Partner to be the sole general partner of the Company.
“Closing Day” shall mean, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(8)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Compliance Certificate” means the certificate required to be delivered quarterly by the Company pursuant to paragraph 5A.
“Confirmation of Acceptance” shall have the meaning given in paragraph 2B(5).
“Confirmation of Guaranty” shall have the meaning given in paragraph 3A(iii).
“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (i) Total Indebtedness as of such date to (ii) Total Asset Value as of such date.
“Consolidated Secured Leverage Ratio” means, as at any date of determination, the ratio of (i) Total Secured Indebtedness as of such date to (ii) Total Asset Value as of such date.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have the meanings correlative thereto.
“Controlled Entity” shall mean (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.
“DBRS” means DBRS, Inc.
“Debt Service” means, with reference to any period, the sum of (a) Interest Expense for such period and (b) scheduled principal amortization paid on Total Indebtedness for such period (exclusive of (x) any balloon payments or prepayments of principal paid on such Total Indebtedness, (y) principal amortization paid on any Indebtedness paid in full with proceeds of the initial Loans on or about the Closing Date and (z) principal amortization paid on any Indebtedness paid in full on or about the date on which the Company complies with paragraph 6J hereof).
“Debt Service Coverage Amount” means for an Eligible Property, the principal amount of a loan that would be serviced by the Property NOI for the Rolling Period most recently ended for which financial statements have been delivered under paragraph 5A hereof at a debt service coverage ratio of 1.35 to 1.00 with interest and principal payments at the greater of (i) 6.00% per annum (assuming a 30-year amortization) and (ii) the 10-year treasury rate on the last day of such period plus 2.25% (assuming a 30-year amortization.
“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.
“Default Rate” shall mean, with respect to any Note, a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% per annum above the rate of interest stated in such Note, or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.
“Delayed Delivery Fee” shall have the meaning given in paragraph 2B(8)(iii) hereof.
“Development Assets” means (a) any Real Property as to which construction of the associated or contemplated improvement has commenced (either new construction or substantial renovation) but has not yet been completed such that a certificate of occupancy (or the local equivalent) for a substantial portion of the intended improvements has not yet been issued, or (b) any Real Property as to which a project has been completed, until the earlier to occur of (i) such Real Property achieving an Occupancy Rate of at least 80% and (ii) one (1) year after completion of such project.
“EBITDA” means, for any period, determined on a consolidated basis of the Parent and its Subsidiaries in accordance with GAAP (subject to the proviso below), net income (or loss) for such period plus, without duplication and to the extent included as an expense in the calculation of net income (or loss) for such period, the sum of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense (including any interest or penalties related to the foregoing); and (iv) extraordinary, unrealized, or non-recurring losses, including impairment charges and reserves; minus, without duplication and to the extent included in the calculation of net income (or loss) for such period, (a) funds received by the Company or a Subsidiary as rent but which are reserved for capital expenses; (b) extraordinary or unrealized gains on the sale of assets; (c) income tax benefits; and (d) interest income; provided, however, that, with respect to any Joint Venture, EBITDA shall be calculated based on that portion of foregoing income, add-backs and deductions allocated to such Person based on such Person’s percentage ownership interest held in such Joint Venture.
“Eligible Property” means, as of any applicable date of determination, any Real Property which satisfies the following conditions:
(a)    at least eighty percent (80%) of such Real Property is owned in fee simple, individually or collectively, by the Company or a Wholly-Owned Subsidiary of the Company;
(b)    [reserved];
(c)    (i) neither the Parent’s nor the Company’s, as applicable, beneficial ownership interest in the Company or such Guarantor, as applicable, nor the Real Property is subject to any Lien (other than Permitted Borrowing Base Liens or Liens in favor of the Administrative Agent under the Principal Credit Facility) or to any negative pledge (other than the negative pledge set forth herein, in the Treasury Management Line or in the Principal Credit Facility), (ii) the Company or the applicable Guarantor has the unilateral right to sell, transfer or otherwise dispose of such Real Property and to create a Lien on such Real Property as security for Indebtedness (other than restrictions imposed by the negative pledge set forth herein, in the Treasury Management Line, or hereunder), and (iii) if the Real Property is owned by a Subsidiary, such Subsidiary shall have executed a Guaranty;
(d)    such Real Property has an Occupancy Rate of at least 70%;
(e)    such Real Property, to the applicable Transaction Party’s actual knowledge, is free of all material structural defects or major architectural deficiencies, material title defects, material environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Real Property;
(f)    Tenants of such Real Property under Significant Leases, if any, are no more than 60 days in arrears on base rental or other similar payments due under their applicable Significant Leases;
(g)    such Real Property is a multifamily residential property located in the contiguous United States and in a Metropolitan Statistical Area with a Reported Population

(as set forth in the Principal Credit Facility) of greater than 500,000; notwithstanding the foregoing, a Real Property that would not otherwise satisfy this clause (g) shall be deemed to have satisfied this clause (g)  if such Real Property (i) was 100% owned in fee simple by a Transaction Party as of August 31, 2018 and was an “Initial Borrowing Base Property” pursuant to the Principal Credit Facility, or (ii) was 100% owned in fee simple by a Transaction Party as of the Closing Date and is an operating multifamily residential property owned as of the Closing Date that is located in the contiguous United States; and
(h)    if such Real Property is owned in a tenancy-in-common structure, such Real Property (i) is subject to a TIC Agreement and Management Agreement, each in form and substance acceptable to the Required Holders and Prudential, including, without limitation, that management of such Real Property shall be controlled solely by the Company or any other Transaction Party, and with respect to which there do not exist any defaults, events of default or events which, with the passage of time or the giving of notice, would constitute a default or event of default and (ii) is not the subject of any proceeding at law or in equity to have such Real Property partitioned, including without limitation, the filing of a complaint in connection therewith.
“Environmental Laws” shall mean any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Facility” shall have the meaning given in paragraph 2B(1) hereof.
“Fitch” means Fitch Ratings, Inc.
“Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio of (i) Adjusted EBITDA for the Rolling Period then ended to (ii) Fixed Charges for such Rolling Period.
“Fixed Charges” means, with reference to any Rolling Period, (a) Debt Service for such period, plus (b) cash income taxes paid during such period, plus (c) dividends on preferred equity made during such period (exclusive of dividends paid on preferred equity that is redeemed on or about the Closing Date), plus (d) payments of base rent under Ground Leases made during such period, unless such payments are deducted from Property NOI and EBITDA; provided, that, Fixed Charges shall not include non-cash charges from the amortization of upfront fees paid in connection with the closing of the Principal Credit Facility or the Prior Credit Agreement (as defined in the Principal Credit Facility).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“General Partner” means IRET, Inc., a North Dakota corporation
“Governmental Authority” shall mean
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” shall mean any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Ground Lease” means a ground lease of real Property.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” shall mean each Person which may from time to time be a party to a Guaranty Agreement as a guarantor thereunder.
“Guaranty Agreement” and “Guaranty Agreements” shall have the meaning given in paragraph 3A(ii) hereof.
“Hazardous Materials” shall mean hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hedging Liability” means the amounts, obligations and liabilities of the Company or any Guarantor under any Hedging Agreement to any Person that is a lender under the Principal Credit Facility, or any Affiliate of such lender, at the time the Company or such Guarantor, as the case may be, enters into such Hedging Agreement with such lender or its Affiliates (whether or not such lender remains a lender thereunder), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all amendments, restatements, supplements, renewals, extensions and modifications thereof and substitutions therefor).
“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over‑the‑counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
“Included Development Asset” means a Development Asset as to which all currently intended phases of the project have been completed and which first reaches 70% occupancy during the one (1) year period after completion of all such phases of such project. For the avoidance of doubt, no Development Asset purchased by any Transaction Party at or around or substantially contemporaneously with the issuance of a certificate of occupancy (or the local equivalent) for such project shall be an Included Development Asset.
“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.
“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including as evidenced by bonds, debentures, notes, loan agreements and other similar instruments), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all Capitalized Lease Obligations of such Person, (d) all direct or contingent obligations of such Person on or with respect to letters of credit, bankers’ acceptances, bank guarantees, surety bonds and other similar extensions of credit whether or not representing obligations for borrowed money, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of disqualified stock, (f) guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, (g) the negative mark-to-market value of interest rate swaps, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien upon Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, but limited to the lesser of (1) the fair market value of the Property subject to such Lien and (2) the aggregate amount of the obligations so secured.
“Initial Purchasers” shall have the meaning given in the address block of this Agreement.
“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act) or “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).
“Interest Expense” means, with respect to a Person for any period of time, the interest expense whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period. Interest Expense shall exclude any amortization of (i) deferred financing fees, including the write-off of such fees relating to the early retirement of the related Indebtedness, and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such Indebtedness).
“Investment Grade” means a rating of (i) BBB- or higher by S&P, Fitch, or KBRA, or Morningstar, (ii) Baa3 or higher by Moody’s, and (iii) BBB (low) or higher by DBRS.
“Issuance Period” shall have the meaning given in paragraph 2B(2) hereof.
“Joint Venture” means any Person that is not a Subsidiary and in which any Transaction Party or a Subsidiary of a Transaction Party owns, directly or indirectly, any Stock.
“KBRA” means Kroll Bond Rating Agency, Inc.
“Land Assets” means any Real Property that is raw or undeveloped land (other than improvements that are not material and are temporary in nature) and which is not a Development Asset and which does not generate rental revenues under a Ground Lease.
“Lease” means each existing or future lease, sublease (to the extent of any property owner’s rights thereunder), license, or other similar agreement under the terms of which any Person has or acquires any right to occupy or use any Real Property or any part thereof, or interest therein, as the same may be amended, supplemented or modified.
“Leverage Ratio Increase Period” is defined in paragraph 6I(a).
“Lien” shall mean any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Management Agreement” means an agreement with respect to the management of a Property that is owned in a tenancy-in-common structure.
“Material Acquisition” means any acquisition or series of acquisitions by the Parent or its Subsidiaries in which the aggregate purchase price of all assets (including any equity interests) acquired pursuant thereto exceeds ten percent (10%) of Total Asset Value as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to 5A hereof.
“Material Adverse Effect” shall mean (i) a material adverse change in, or material adverse effect upon, the business condition (financial or otherwise) or Property of the Parent and its Subsidiaries taken as a whole, (ii) a material impairment of the ability of the Company or any Guarantor to perform its obligations under any Transaction Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Transaction Document or the rights and remedies of Prudential and the Purchasers.
“Metropolitan Statistical Area” means any of the metropolitan statistical areas as defined from time to time by the United States Office of Management and Budget.
“MFFO” means the Parent’s “Modified Funds From Operations” as such term is defined in and determined in accordance with the Investment Program Association’s Practice Guideline 2013-01, dated as of April 29, 2013, as modified from time to time.
“Morningstar” means Morningstar Credit Ratings, LLC.
“Moody’s” means Moody’s Investors Service, Inc.
“Nationally Recognized Rating Agency” means any of S&P, Moody’s, Fitch, DBRS, Morningstar, and KBRA.
“Notes” shall have the meaning given in paragraph 1B hereof.
“Occupancy Rate” means (a) for any Real Property that is not a multifamily residential property and is not leased on a triple net basis, the percentage of the aggregate net rentable area, determined on a square footage basis, of such Real Property leased by Tenants pursuant to bona fide Leases and (b) for any Real Property that is a multifamily residential property, the percentage of units leased by Tenants pursuant to bona fide Leases, in each case of clause (a) and (b) above, which Tenants are not subject to a then continuing Bankruptcy Event, or if subject to a then continuing Bankruptcy Event (i) the trustee in bankruptcy of such Tenant shall have accepted and assumed such Lease or the Tenant shall be not more than 30 days in arrears on base rental or other similar payments due under the Leases; (ii) to the extent that the Tenant shall have filed, and the bankruptcy court shall have approved, the Tenant’s plan for reorganization, the Tenant shall be performing its obligations pursuant to the approved plan of reorganization; or (iii) the status of such Tenant’s Lease shall be otherwise reasonably acceptable to Prudential.
“OFAC” shall mean Office of Foreign Assets Control, United States Department of the Treasury.
“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.
“Other Recourse Debt” means, as at any date of determination, all Indebtedness (including the face amount of all outstanding letters of credit) which is recourse to, or has a deficiency guaranty provided by the Parent, the General Partner, the Company or any Subsidiary (directly or by a guaranty thereof, but without duplication), other than with respect to (i) the Notes, (ii) the Principal Credit Facility, and (iii) the Treasury Management Line. For the avoidance of doubt, (x) if any Indebtedness is partially guaranteed by the Parent, the General Partner, the Company or any Subsidiary, then solely the portion of such Indebtedness that is so guaranteed shall constitute Other Recourse Debt and (y) no Subsidiary that owns an Eligible Property included in the Borrowing Base Value (as such term is defined in the Principal Credit Facility) shall be a guarantor under Other Recourse Debt.
“Ownership Share” means with respect to any Property, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Property or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Property determined in accordance with the applicable provisions of the tenancy-in-common agreement, joint venture agreement or other applicable governing or management document of such Property.
“Parent” means Investors Real Estate Trust, a real estate investment trust organized under the laws of North Dakota.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
“Permitted Borrowing Base Liens” means Liens set forth in clauses (a), (b), (d), (e), (g), (h), (i) and (s) of the definition of Permitted Liens.
“Permitted Investments” means (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one (1) year of the date of issuance thereof, (b) investments in commercial paper with a rating of at least P-1 by Moody’s and at least A-2 by S&P maturing within one (1) year of the date of issuance thereof; (c) investments in demand or time deposits, certificates of deposit or bankers acceptances of any holder of a Note or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one (1) year or less; (d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above.
“Permitted Liens” means each of the following: (a) Liens (i) for taxes, assessments and governmental charges or levies to the extent not required to be paid under paragraph 5H or (ii) arising under ERISA or the Code with respect to any Plan not constituting an Event of Default under clause (xiv) of paragraph 7A; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than forty-five (45) days or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not materially and adversely affect the value of such real property or the use of such real property for its present purposes; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (f) Liens in favor of the United States of America for amounts paid to the Company or any Guarantor as progress payments under government contracts entered into by it; (g) Liens securing judgments for the payment of money not constituting an Event of Default under clause (xiii) of paragraph 7A; (h) the rights of tenants or lessees under leases or subleases not interfering with the ordinary conduct of business of such Person; (i) Liens in favor of or for the benefit of the holders of Notes; (j) Liens on Real Properties that are not Borrowing Base Properties (as defined in the Principal Credit Facility as in effect on the date hereof); (k) Liens existing on the date hereof and listed on Schedule 10B attached hereto; (l) Liens securing obligations in the nature of personal property financing leases for furniture, furnishings or similar assets, Capital Lease Obligations and other purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the obligations secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capital Leases; (m) Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums with respect thereto; (n) Liens that are contractual rights of setoff relating to the establishment of depositary relations with banks not given in connection with the issuance or incurrence of Indebtedness; (o) Liens in favor of collecting banks arising under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC; (p) Liens on assets of any Subsidiary of the Parent that is not a Transaction Party securing Indebtedness or other obligations of such Subsidiary permitted to exist; (q) Liens consisting of an agreement to dispose of any property in a disposition permitted hereunder, in each case, solely to the extent such Lien relates solely to the property to be disposed and such disposition would have been permitted on the date of the creation of such Lien; (r) other Liens securing Indebtedness and other obligations not to exceed $5,000,000 in the aggregate at any time outstanding; and (s) such other title and survey exceptions as Prudential has approved in writing in Prudential’s reasonable discretion.
“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.
“Plan” shall mean any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or otherwise under which a member of the Controlled Group and at least one other employer that is not a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Principal Credit Facility” shall mean the Second Amended and Restated Credit Agreement, dated August, 31, 2018, among the Company, the Guarantors, the lenders from time to time parties thereto, KeyBank, National Association and PNC Bank, National Association, as syndication agents, and Bank of Montreal, as Administrative Agent, as amended, supplemented, restated, or otherwise modified, refinanced or replaced from time to time.
“Projections” has the meaning given in Paragraph 8S.
“Property” or “Properties” means, as to any Person, all types of real (including the Real Property), personal, tangible, intangible or mixed property, including leasehold estates created by Ground Leases, owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP, including, as to any Subsidiary, any Real Property owned by it.
“Property Expenses” means, as at any date of determination, as to any Real Property, all expenses paid or accrued related to the ownership, operation or maintenance of such property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, Ground Lease payments, property management fees (as defined below) and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Property, but specifically excluding general overhead expenses of the Parent, the General Partner, the Company or any Subsidiary, debt service charges, income taxes, depreciation, amortization, other non-cash expenses, and any extraordinary, non-recurring expense associated with any financing, merger, acquisition, divestiture or other capital transaction) for such period. As used herein, “property management fees” shall mean the greater of (x) actual property management fees with respect to such Real Property paid to a third party for such period, and (y) an amount equal to three percent (3%) of the gross rental revenues from such Real Property for such period.
“Property Income” means, as to any Real Property, cash rents (excluding non-cash straight-line rent) and other cash revenues received by the Company or any Subsidiary in the ordinary course for such Real Property, but excluding security deposits and prepaid rent except to the extent applied in satisfaction of applicable Tenants’ obligations for rent.
“Property NOI” means, with respect to any Real Property for any Rolling Period (without duplication) the aggregate amount of (i) Property Income for such period, minus (ii) Property Expenses for such period, minus (iii) the Annual Capital Expenditure Reserve for such Real Property on such date; provided however that if such Property is an Included Development Asset, for the Rolling Period commencing with the first full fiscal quarter in which occupancy of such Property reached 70%, Property NOI shall be computed on an annualized basis.
“Prudential” shall have the meaning given in the address block of this Agreement.
“Prudential Affiliate” shall mean any Affiliate of Prudential.
“Purchasers” shall mean, with respect to the Series A Notes, the Initial Purchasers and, with respect to any Accepted Notes, Prudential Affiliate(s) which are purchasing such Accepted Notes.
“Real Property” or “Real Properties” means the real property owned by the Company or any of its Subsidiaries.
“REIT” means a “real estate investment trust” in accordance with Section 856 of the Code.
“Request for Purchase” shall have the meaning given in paragraph 2B(3) hereof.
“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes or, if the term is expressly used with respect to a Series of Notes, of such Series of Notes from time to time outstanding.
“Rescheduled Closing Day” shall have the meaning given in paragraph 2B(7) hereof.
“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.
“Restricted Payments” means with respect to any Person, the payment by such Person of a dividend or a return on any equity capital to its stockholders, members or partners or the making of any other distribution, payment or delivery of Property (other than common stock or partnership or membership interests of such Person) or cash to its stockholders, members or partners as such, or the redemption, retirement, purchase or other acquisition, directly or indirectly, for a consideration any shares of any class of its Stock (or any options or warrants issued by such Person with respect to its Stock). Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.
“Rolling Period” means, as at any date, the four Fiscal Quarters ending on or immediately preceding such date.
“S&P” means Standard and Poor’s Financial Services LLC.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Series” shall have the meaning given in paragraph 1B hereof.
“Series A Closing Day” shall have the meaning given in paragraph 2A hereof.
“Series A Note(s)” shall have the meaning given in paragraph 1A hereof.
“Shelf Notes” shall have the meaning given in paragraph 1B hereof.
“Significant Holder” shall mean (i) Prudential, (ii) each Purchaser, so long as such Purchaser or any of its Affiliates shall hold (or be committed under this Agreement to purchase) any Note, or (iii) any other Person which, together with its Affiliates, is the holder of at least 5% of the aggregate principal amount of the Notes of any Series from time to time outstanding.
“Significant Lease” means, as to any particular Real Property, each Lease which constitutes 30% or more of all base rent revenue of such Real Property.
“State Sanctions List” shall mean a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock, but excluding any preferred stock or other preferred equity securities.
“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock at the option of the holder, and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.
“Structuring Fee” shall have the meaning given in paragraph 2B(8)(i) hereof.
“Subsidiary” shall mean, as to any particular parent corporation or organization, any other corporation or organization of which more than 50% of the outstanding Voting Stock is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Parent or the Company or of any of their direct or indirect Subsidiaries.
“Tangible Net Worth” means, as at any date of determination, (a) total stockholders’ equity reflected on the Parent’s consolidated balance sheet for such period, plus (b) accumulated depreciation and amortization expense for such period, minus (c) all amounts appearing on the assets side of its consolidated balance sheet for assets representing an intangible asset under GAAP.
“Tenant” means any Person leasing, subleasing or otherwise occupying any portion of a Real Property under a Lease.
“TIC Agreement” means any tenancy-in-common agreement or agreement similar thereto.
“Total Asset Value” means, as at any date of determination, an amount equal to the sum of (a) with respect to all Real Properties that are owned for less than four (4) full fiscal quarters (not including any Included Development Asset) (other than those described in clauses (c) and (d) below), the aggregate purchase price of such Real Properties, plus (b) with respect to all other Real Properties that are owned for four (4) or more full fiscal quarters and all Included Development Assets (other than those described in clauses (c) and (d) below), the quotient of (x) the consolidated Property NOI from such Real Properties for the most recent Rolling Period divided by (y) the applicable Capitalization Rate, plus (c) with respect to Real Properties that are Development Assets (other than Included Development Assets), the undepreciated book value of such Development Assets, plus (d) with respect to Real Properties that are Land Assets, the undepreciated book value of such Land Assets, plus (e) the aggregate amount of all 1031 Cash Proceeds as of such date and all unrestricted cash and Cash Equivalents owned by the Company and its Subsidiaries as of such date, as determined in accordance with GAAP; provided, that in no event shall the amount added to Total Asset Value under this clause (e) exceed 10% of Total Asset Value to the extent such amounts over 5% are attributable to 1031 Cash Proceeds, provided, further, that with respect to any Real Property sold or otherwise transferred during the applicable Rolling Period, the applicable amount referenced in clauses (a) through (d) above for such Real Property shall be excluded from Total Asset Value.
“Total Indebtedness” means, as at any date of determination, the consolidated Indebtedness of the Parent and its Subsidiaries which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Parent and its Subsidiaries as of such date, excluding any amounts categorized as accrued expenses, accrued dividends, deposits held, deferred revenues, minority interests and other liabilities not directly associated with the borrowing of money.
“Total Secured Indebtedness” means, as at any date of determination, Total Indebtedness that is secured by a Lien on the assets of such Person.
“Total Unsecured Indebtedness” means, as at any date of determination, Total Indebtedness minus Total Secured Indebtedness.
“Transaction Documents” shall mean this Agreement, the Notes, the Guaranty Agreements, the Confirmations of Guaranty, and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate of the Company in connection with this Agreement.
“Transaction Party” shall mean the Company or any Guarantor.
“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.
“Treasury Management Line” means (i) that certain Loan Agreement between the Company and Wells Fargo Bank, National Association dated March 15, 2018, as amended through the Second Amendment Closing Date, or as further amended (including amendments to the maturity thereof) subject to the reasonable consent of Prudential and the Required Holders or (ii) any financing documentation which replaces in whole or in part the then-existing Treasury Management Line and pursuant to which the indebtedness under the then-existing Treasury Management Line is refinanced, as such financing documentation may be amended, supplemented or otherwise modified or restated from time to time subject to the reasonable consent of Prudential and the Required Holders; provided, that such Treasury Management Line shall be in an aggregate amount not to exceed $10,000,000.
“Unfunded Vested Liabilities” shall mean, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“Unsecured Leverage Ratio Increase Period” is defined in paragraph 6I.
“USA PATRIOT Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” shall mean those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Voting Stock” of any Person means Stock of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than Stock having such power only by reason of the happening of a contingency.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA that provides post-retirement benefits other than continuation coverage described in article 6 of Title I of ERISA.
“Wholly-Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding capital stock or other equity interests of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly-Owned Subsidiary) to acquire shares of capital stock or other equity interests of such Subsidiary.
10C.    Accounting and Legal Principles, Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP. If, after the Closing Date, there shall occur any change in GAAP (including for this purpose the rules promulgated with respect thereto and any change in application of GAAP concurred by the Parent’s independent public accountants and disclosed in writing to Prudential (collectively, a “GAAP Change”), from those used in the preparation of the financial statements referred to in clause (ii) of paragraph 5A and such GAAP Change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Holders may, by written notice to Prudential, the Purchasers and the Company, respectively, require that the Holders and the Company negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such GAAP Change, with the desired result being that the criteria for evaluating the financial condition of the Parent and its Subsidiaries shall be the same as if such GAAP Change had not been made. No delay by the Company or the Required Holders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Paragraph 10C, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, (i) the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a GAAP Change, (ii) the Company covenants and agrees with the Holders that whether or not the Company may at any time adopt Accounting Standards Codification 825 or account for assets and liabilities acquired in an acquisition on a fair value basis pursuant to Accounting Standards Codification 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Company has not adopted Accounting Standards Codification 825 or Accounting Standards Codification 805 and (iii) leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referred to in clause (ii) of Paragraph 5A for all purposes of this Agreement and the other Transaction Documents, notwithstanding any GAAP Change relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for in this Paragraph 10C.
10D.    Non-Wholly Owned Properties. When determining compliance with Paragraph 6I or with any financial covenant contained in any of the Transaction Documents (and in the calculation of any component definition thereof, including, for the sake of clarity, Total Asset Value) only the Company’s Ownership Share of a Property shall be included.
11.    MISCELLANEOUS.
11A.    Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, and any other amounts becoming due hereunder or under any other Transaction Document, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to (i) such Purchaser’s account or accounts specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) such Purchaser’s account or accounts specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon the written request of the Company made concurrently with or reasonably promptly after the payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal office.
11B.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all reasonable out‑of‑pocket expenses arising in connection with such transactions, including:
(i)    (a) all stamp and documentary taxes and similar charges or (b) costs of obtaining a private placement number from Standard and Poor’s Ratings Group for the Notes;
(ii)    document production and duplication charges and the reasonable fees and expenses of a single special counsel engaged by the Purchasers or such Transferee in connection with (a) this Agreement, any of the other Transaction Documents and the transactions contemplated hereby and (b) any subsequent Company proposed waiver, amendment or modification of, or Company proposed consent under, this Agreement or any other Transaction Document, whether or not such Company proposed waiver, amendment, modification or consent shall be effected or granted;
(iii)    the costs and expenses, including reasonable attorneys’ of a single special counsel engaged by the Purchasers or such Transferee and financial advisory fees, in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or by reason of your or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case or in connection with any prepayment of the Notes; and
(iv)    any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.
The Company also will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instruction) for all fees and costs paid or payable by such Purchaser or holder to the Capital Markets & Investment Analysis Office of the National Association of Insurance Commissioners in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with such Capital Markets & Investment Analysis Office or any successor organization acceding to the authority thereof.
The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.
11C.    Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, (i) with the written consent of the holders of all Notes of a particular Series, and, if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate, method of computation or time of payment of interest on or any Yield‑Maintenance Amount payable with respect to the Notes of such Series, in each case in any manner detrimental to, or disproportionate with respect to, any holder of a Note, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company or any of its Subsidiaries and Prudential or the holder of any Note nor any delay in exercising any rights hereunder, under any Note or under any other Transaction Document shall operate as a waiver of any rights of Prudential or any holder of any Note. Without limiting the generality of the foregoing, no negotiations or discussions in which Prudential or any holder of any Note may engage regarding any possible amendments, consents or waivers with respect to this Agreement, the Notes or any other Transaction Document shall constitute a waiver of any Default or Event of Default, any term of this Agreement, any Note or any other Transaction Document or any rights of Prudential or any such holder under this Agreement, the Notes or any other Transaction Document. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of any Series of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to Prudential or Prudential Affiliates or to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall promptly, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall promptly, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
11E.    Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.
11F.    Confidentiality. For the purposes of this paragraph 11F, “Confidential Information” means all information delivered to Prudential or any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is relating to the Parent or any of its Subsidiaries or any of their respective businesses, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or such Purchaser on a non‑confidential basis from a source other than the Parent or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or any Purchaser or any person acting on Prudential’s or any Purchaser’s behalf, (c) otherwise becomes known to Prudential or such Purchaser on a non‑confidential basis from a source other than the Parent or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors or (d) constitutes financial statements delivered to Prudential or such Purchaser under paragraph 5A that are otherwise publicly available. Prudential and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Prudential or such Purchaser in good faith to protect confidential information of third parties delivered to Prudential or such Purchaser, provided that Prudential or such Purchaser may deliver or disclose Confidential Information to (i) its or its affiliates’ directors, officers, employees, agents, attorneys and trustees (to the extent such disclosure reasonably relates to the administration of this Agreement or the investment represented by its Notes) to the extent any such Person has a need to know such Confidential Information (it being understood that the Persons to whom such Confidential Information is made will first be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph 11F, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph 11F), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any successor thereto (the “NAIC”) or the Capital Markets & Investment Analysis Office of the NAIC or any successor to such Office or, in each case, any similar industry regulatory organization, or on a confidential basis to any nationally recognized rating agency that requires access to information about Prudential or such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to the extent required to effect compliance with any law, rule, regulation or order applicable to Prudential or such Purchaser, (x) to the extent required or requested by any subpoena or other legal process, (y) in connection with any litigation to which Prudential or such Purchaser is a party (to the extent such disclosure is reasonably required in connection with such litigation) or (z) if an Event of Default has occurred and is continuing, to the extent Prudential or such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or reservation of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Transaction Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11F as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph 11F.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, Prudential, any Purchaser or any holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11F, this paragraph 11F shall not be amended thereby and, as between Prudential, such Purchaser or such holder and the Company, this paragraph 11F shall supersede any such other confidentiality undertaking.
11G.    Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or in any other Transaction Document or made in writing by or on behalf of the Company or any Guarantor in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between the Purchasers and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
11H.    Successors and Assigns. All covenants and other agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.
11I.    Independence of Covenants; Beneficiaries of Covenants. All covenants hereunder and in the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by Prudential or the holder of any Note to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default. The covenants of the Company contained in this Agreement are intended to be only for the benefit of Prudential, the Purchasers and the holders from time of the Notes, and their respective successors and assigns (including, without limitation, any Transferee), and are not intended to be for the benefit of or enforceable by any other Person.
11J.    Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential or any Purchaser, addressed to Prudential or such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto (in the case of Prudential or the Purchasers of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Purchaser of any Shelf Notes) or at such other address as Prudential or such Purchaser shall have specified to the Company in writing; provided, that to the extent that Prudential and any Purchaser have the same address as set forth in the applicable Purchaser Schedule or as otherwise provided to the Company in writing, then, notwithstanding anything to the contrary contained herein, one copy of each written communication or notice delivered hereunder may be delivered to Prudential and such Purchaser(s) at such address, which shall constitute proper notice for all purposes hereof, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such holder shall not have so specified an address to the Company, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 800 LaSalle Avenue, Suite 1600, Minneapolis, MN 55402, Attention: ___________ or at such other address as the Company shall have specified to the holder of each Note in writing, with a copy (which copy shall not constitute notice) to Briggs and Morgan, P.A., 2200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402, Attention: Steven J. Ryan, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a facsimile transmission communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the facsimile terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other facsimile terminal as the party receiving the information shall have specified in writing to the party sending such information.
11K.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of, or any date for a principal prepayment on, any Note is other than a Business Day, then all payments due on such Note on such maturity date or principal prepayment date that are to be made on such next succeeding Business Day shall include such additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
11L.    Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the reasonable judgment (exercised in good faith) of the Person or Persons making such determination.
11M.    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT OR IN CONNECTION WITH ANY CLAIMS OR DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT OR TORT) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).
11N.    SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY, NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11J, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE COMPANY HAS OR MAY HEREAFTER ACQUIRE IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE WITH RESPECT TO ITSELF OR ITS PROPERTY), THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NOTES OR ANY OTHER TRANSACTION DOCUMENT. THE COMPANY, PRUDENTIAL AND EACH PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING IN CONNECTION WITH ANY CLAIMS OR DISPUTES RELATING THERETO, WHETHER SOUNDING IN CONTRACT OR TORT).
11O.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11P.    Descriptive Headings; Advice of Counsel; Interpretation; Time of the Essence. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement that such party has been represented by counsel in connection with this Agreement, the Notes and the other Transaction Documents, that such party has discussed this Agreement, the Notes and the other Transaction Documents with its counsel and that any and all issues with respect to this Agreement, the Notes and the other Transaction Documents have been resolved as set forth herein and therein. No provision of this Agreement, the Notes and the other Transaction Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision. Time is of the essence in the performance of this Agreement, the Notes or any other Transaction Document.
11Q.    Counterparts; Facsimile or Electronic Signatures. This Agreement may be executed in any number of counterparts (or counterpart signature pages), each of which counterparts shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
11R.    Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.
11S.    Independent Investigation. Each Purchaser represents to and agrees with each other Purchaser that it has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duties or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.
11T.    Directly or Indirectly. Where any provision in this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
11U.    Transaction References. The Company agrees that Prudential and Prudential Private Capital may (a) refer to its role in establishing the Facility, as well as the identity of the Company, the Series A Notes and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.
11V.    Binding Agreement. When this Agreement is executed and delivered by the Company, Prudential and the Initial Purchasers, it shall become a binding agreement between the Company, on one hand, and Prudential and each Initial Purchaser, on the other hand. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

[SIGNATURE PAGES FOLLOW]

Very truly yours,

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By: IRET, Inc.
Its: General Partner

By:    /s/ John A. Kirchmann
    Name: John A. Kirchmann
    Title: Executive Vice President and Chief Financial Officer

GUARANTORS:
Investors Real Estate Trust

By:    /s/ John A. Kirchmann
    Name: John A. Kirchmann
    Title: Executive Vice President and Chief Financial Officer

IRET, Inc.

By:    /s/ John A. Kirchmann
    Name: John A. Kirchmann
    Title: Executive Vice President and Chief Financial Officer

IRET – Grand Gateway Apartments, LLC

By:    /s/ John A. Kirchmann
    Name: John A. Kirchmann
    Title: Vice President and Treasurer

IRET – River Ridge Apartments, LLC

By:    /s/ John A. Kirchmann
    Name: John A. Kirchmann
    Title: Vice President and Treasurer

IRET – Homestead Gardens II, LLC

By:    s/ John A. Kirchmann
    Name: John A. Kirchmann
    Title: Vice President and Treasurer

The foregoing Agreement is hereby accepted as of the date first above written.

PGIM, INC By: /s/ J. Alex Stuart Vice President
PICA HARTFORD LIFE & ANNUITY GUL TRUST By: The Prudential Insurance Company of America, as Grantor By: /s/ J. Alex Stuart Vice President	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: /s/ J. Alex Stuart Vice President
PRUDENTIAL TERM REINSURANCE COMPANY By: PGIM, Inc., as investment manager By: /s/ J. Alex Stuart Vice President	GIBRALTAR UNIVERSAL LIFE REINSURANCE COMPANY By: PGIM, Inc., as investment manager By: /s/ J. Alex Stuart Vice President
UNITED OF OMAHA LIFE INSURANCE COMPANY

By: Prudential Private Placement Investors,
       L.P. (as Investment Advisor)

By: Prudential Private Placement Investors,
       Inc. (as its General Partner)

By:__ /s/ J. Alex Stuart
Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD. By: Prudential Investment Management Japan Co., Ltd., as Investment Manager By: PGIM, Inc., as Sub-Adviser By:_ /s/ J. Alex Stuart Vice President

EXHIBIT A-1
[FORM OF SERIES A NOTE]

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

3.84% SERIES A SENIOR NOTE DUE SEPTEMBER 13, 2029
No. _____     September 13, 2019

$________    PPN_________
FOR VALUE RECEIVED, the undersigned, IRET Properties, A North Dakota Limited Partnership, a limited partnership organized and existing under the laws of the State of North Dakota (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of _______________ DOLLARS on September 13, 2029, with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 3.84% per annum from the date hereof, payable quarterly on the 13th day of March, June, September and December in each year, commencing on December 13, 2019, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series A Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 5.84% or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.
Payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of September 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, herein called the “Agreement”), between the Company, on the one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer

A-1-1

duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.
This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.
The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.
THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).
IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By: IRET, Inc.
Its: General Partner
By:
    Title:

A-1-2

A-1-3

EXHIBIT A-2
[FORM OF SHELF NOTE]

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

___% SENIOR SERIES ___ NOTE DUE _____________
No.
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
PPN______________
FOR VALUE RECEIVED, the undersigned, IRET Properties, A North Dakota Limited Partnership, a limited partnership organized and existing under the laws of the State of North Dakota (herein called the “Company”), hereby promises to pay to ________________________, or registered assigns, the principal sum of ____________________ DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) (i) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield Maintenance Amount, any overdue payment of interest (to the extent permitted by applicable law), and (ii) during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of this Series of Notes, on the entire unpaid principal balance hereof, at a rate per annum from time to time equal to the Default Rate, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand). The “Default Rate” shall mean a rate per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law, and (ii) the greater of (a) 2.00% over the Interest Rate specified above or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association, from time to time in New York City as its Prime Rate.
Payments of principal of, interest on and any Yield Maintenance Amount payable with respect to this Note are to be made at the main office of JPMorgan Chase Bank, National Association, in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

A-2-1

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of September 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, herein called the “Agreement”), between the Company, on the one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.
This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
[The Company agrees to make required prepayments of principal on the dates and in the amounts specified above or in the Agreement.] [This Note is [also] subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement, but not otherwise.]
This Note is guaranteed pursuant to one or more Guaranty Agreements executed by certain guarantors. Reference is made to such Guaranty Agreements for a statement concerning the terms and conditions governing such guarantee of the obligations of the Company hereunder.
The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.
In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.
THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

A-2-2

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By: IRET, Inc.
Its: General Partner

By:
    Title:

A-2-3

EXHIBIT B
[FORM OF DISBURSEMENT DIRECTION LETTER]

[On Company Letterhead - place on one page]
[Date]
[Names and Addresses of
Initial Purchasers]
Re:    3.84% Series A Senior Notes due September 13, 2029 (the “Notes”)
Ladies and Gentlemen:
Reference is made to that certain Note Purchase and Private Shelf Agreement (the “Note Agreement”), dated September 13, 2019, between IRET Properties, A North Dakota Limited Partnership (the “Company”), PGIM, Inc., and you. Capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.
You are hereby irrevocably authorized and directed to disburse the $___________ purchase price of the Notes by wire transfer of immediately available funds to Wells Fargo Bank, 420 Montgomery ST, San Francisco, CA 94104, ABA #121000248, for credit to the account of IRET Properties Wire Account, Account no. 3040314076.
Disbursement when so made shall constitute payment in full of the purchase price of the Notes and shall be without liability of any kind whatsoever to you.
Very truly yours,

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By: IRET, Inc.
Its: General Partner
By:
    Title:

B-1

B-2

EXHIBIT C
[FORM OF REQUEST FOR PURCHASE]

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

REQUEST FOR PURCHASE
Reference is made to the Note Purchase and Private Shelf Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of September 13, 2019, between IRET Properties, A North Dakota Limited Partnership (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”), the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.
Pursuant to Paragraph 2B(3) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of the Notes covered hereby (the “Notes”) $__________

2.	Individual specifications of the Notes:
Principal

    Final    Prepayment    Interest

Principal    Maturity    Dates and    Payment

Amount    Date    Amounts    Period

3.	Use of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

5.	The purchase price of the Notes is to be transferred to:
Name, Address
and ABA Routing    Number of
Number of Bank    Account

C-1

6.
The Company certifies (a) that the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase, and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

7.
The Issuance Fee to be paid pursuant to the Agreement [should be included in the rate quotes which may be provided by Prudential – only include if called for in the term sheet or client directs] [will be paid by the Company on the closing date].

Dated:
IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By: IRET, Inc.
Its: General Partner
By:
    Authorized Officer

C-2

EXHIBIT D
[FORM OF CONFIRMATION OF ACCEPTANCE]

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

CONFIRMATION OF ACCEPTANCE
Reference is made to the Note Purchase and Private Shelf Agreement (as the same may have been heretofore amended, the “Agreement”), dated as of September 13, 2019 between IRET Properties, A North Dakota Limited Partnership (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”), the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.
Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2B(5) and 2B(7) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.
Pursuant to paragraph 2B(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.
Accepted Notes: Aggregate principal amount $__________________
(A)    (a) Name of Purchaser:
    (b) Principal amount:
    (c) Final maturity date:
    (d) Principal prepayment dates and amounts:
    (e) Interest rate:
    (f) Interest payment period:
    (g) Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)    (a) Name of Purchaser:
    (b) Principal amount:
    (c) Final maturity date:
    (d) Principal prepayment dates and amounts:
    (e) Interest rate:
    (f) Interest payment period:
    (g) Payment and notice instructions: As set forth on attached Purchaser Schedule
[(C), (D)    same information as above.]

II.	Closing Day:

D-1

III.	Issuance Fee:
Dated:
IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP
By: IRET, Inc.
Its: General Partner
By:
    Title:
[PRUDENTIAL AFFILIATE]

By:
    Vice President

EXHIBIT E
[FORM OF CONFIRMATION OF GUARANTY]

CONFIRMATION OF GUARANTY AGREEMENT
THIS CONFIRMATION OF GUARANTY AGREEMENT (this “Confirmation”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) in favor of the holders of the Notes (as defined below) from time to time (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given in the Note Agreement, as defined below.
WHEREAS, each of the Guarantors is a subsidiary of IRET Properties, A North Dakota Limited Partnership (the “Company”);
WHEREAS, the Company, PGIM, Inc. (“Prudential”), the Guarantors and the Purchasers (as defined in the Note Purchase and Private Shelf Agreement) are parties to that certain Note Purchase and Private Shelf Agreement, dated as of September 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”).
WHEREAS, each Guarantor is party to that certain Guaranty Agreement, dated as of September 13, 2019 (the “Guaranty Agreement”), under which each Guarantor has guaranteed the Company’s obligations under the Note Agreement and the Notes.
WHEREAS, pursuant to that certain Request for Purchase dated as of _____________ and that certain Confirmation of Acceptance dated as of _______________, the Company will issue and certain Prudential Affiliates (the “Series ___ Purchasers”) will purchase the Company’s ______% Series _____ Senior Notes Due _____ (the “Series _____ Notes”).
WHEREAS, each Guarantor will benefit from the proceeds of the issuance of the Series ____ Notes.
WHEREAS, the Holders have required as a condition to the effectiveness of the Series ___ Purchasers’ obligations to purchase the Series ____ Notes that each of the Guarantors execute and deliver this Confirmation, and that each Guarantor reaffirm that the Guaranty Agreement guarantees the liabilities and obligations of the Company under the Series ____ Notes.
NOW, THEREFORE, in order to induce, and in consideration of, the purchase of the Series ____ Notes by the Series ___ Purchasers, each Guarantor hereby, jointly and severally, covenants and agrees with, and represents and warrants to, each of the Series ___ Purchasers and each Holder from time to time of the Notes as follows:
1.    Confirmation of Guaranty Agreement. Each Guarantor hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement, and confirms and agrees that each reference in the Guaranty Agreement to the Guaranteed Obligations includes the obligations of the Company under the Series ____ Notes. Each Guarantor acknowledges that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor hereby acknowledges and confirms that it intends that the Guaranty Agreement will continue to secure, to the fullest extent provided thereby, the payment and performance of all Guaranteed Obligations, including, without limitation, the payment and performance of the obligations of the Company under the Series _____ Notes. Each Guarantor confirms and agrees that, with respect to the Guaranty Agreement, each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein is, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects.
2.    Successors and Assigns. All covenants and other agreements contained in this Confirmation by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.
3.    No Waiver. The execution of this Confirmation shall not operate as a novation, waiver of any right, power or remedy of Prudential or any Holder, nor constitute a waiver of any provision of the Note Agreement or any Note.
4.    Governing Law. This Confirmation shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
5.    Severability. Any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
6.    Counterparts. This Confirmation may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
7.    Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.
8.    Authorization. Each Guarantor is duly authorized to execute and deliver this Confirmation and is and will continue to be duly authorized to perform its obligations under the Guaranty Agreement.
9.    No Defenses. Each Guarantor hereby represents and warrants to, and covenants that, as of the date hereof, (a) such Guarantor has no defenses, offsets or counterclaims of any kind or nature whatsoever against Prudential or any Holder with respect to the Guaranteed Obligations (as defined in the Guaranty Agreement) or any action previously taken or not taken by Prudential or any Holder with respect thereto, and (b) that Prudential and each Holder has fully performed all obligations to such Guarantor which it may have had or has on and as of the date hereof.
[signature page follows]
IN WITNESS WHEREOF, this Confirmation of Guaranty Agreement has been duly executed and delivered as of the date first above written.

EXHIBIT F-1
[FORM OF OPINION OF TRANSACTION PARTIES’ COUNSEL – SERIES A NOTES]

[Letterhead of _______________]
[Closing Date]
[PGIM, Inc.
c/o Prudential Private Capital
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102]
[PGIM, Inc.
c/o Prudential Private Capital
60 S. 6th Street, Suite 3710
Minneapolis, MN 55402]
[Names and addresses of Initial
Purchasers]
Ladies and Gentlemen:
[We have acted as counsel for [Name of Issuer] (the “Company”) and __________ (the “Guarantors”) in connection] [As ________________________ of [Name of Issuer] (the “Company”), I am familiar] with the Note Purchase and Private Shelf Agreement, dated as of ______________, 20___, between the Company, on one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes a party thereto, on the other hand (the “Note Agreement”), pursuant to which the Company has issued to the Initial Purchasers today the _____% Series A Senior Notes due __________, ____ of the Company in the aggregate principal amount of $___________ (the “Notes”). All terms used herein that are defined in the Note Agreement have the respective meanings specified in the Note Agreement. This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3C of the Note Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.
In this connection, [we] [I] have examined such certificates of public officials, certificates of officers of the Company and the Guarantors and copies certified to [our] [my] satisfaction of corporate documents and records of the Company and the Guarantors and of other papers, and have made such other investigations, as [we] [I] have deemed relevant and necessary as a basis for [our] [my] opinion hereinafter set forth. [We] [I] have relied upon such certificates of public officials and of officers of the Company and the Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established; nothing, however, has come to our attention to cause us to believe that any such factual matters are untrue. With respect to the opinion expressed in paragraph 3 below, [we] [I] have also relied upon the representation made by each of you in paragraph 9A of the Note Agreement.
Based on the foregoing, it is [our] [my] opinion that:
1.    [The Company is a corporation duly organized and validly existing in good standing under the laws of the State of ____________.] [The Company and each of its Subsidiaries is a corporation duly organized and validly existing in good standing under the laws of the State of its organization.] The Company [and each of its Subsidiaries] is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of property by it or the nature of the business conducted by it makes such qualification necessary. The Company [and each of its Subsidiaries] has all requisite corporate power to conduct its business as currently conducted and as currently proposed to be conducted.
2.    The Company and each Guarantor has all requisite corporate, limited liability company or partnership, as the case may be, power to execute, deliver and perform its obligations under the Note Agreement, the Notes and the other Transaction Documents to which it is a party. The Note Agreement, the Notes and the other Transaction Documents have been duly authorized by all requisite corporate, limited liability company or partnership, as the case may be, action on the part of the Company and each Guarantor which is a party thereto and duly executed and delivered by authorized officers of the Company and each Guarantor which is a party thereto, and are valid obligations of the Company and each Guarantor which is a party thereto, legally binding upon and enforceable against the Company and each Guarantor which is a party thereto in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.    It is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.
4.    The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
5.    The execution and delivery of the Note Agreement, the Notes and the other Transaction Documents, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Note Agreement, the Notes and the other Transaction Documents do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company [or any of its Subsidiaries] pursuant to, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter, certificate of formation, by-laws, operating agreement or partnership agreement, as applicable, of the Company [or any of its Subsidiaries], any applicable law (including any securities or Blue Sky law), statute, rule or regulation or (insofar as is known to [us] [me] after having made due inquiry with respect thereto) any agreement (including, without limitation, any agreement listed in Schedule 8G to the Note Agreement), instrument, order, judgment or decree to which the Company [or any of its Subsidiaries] is a party or otherwise subject.
6.    The Company is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” of an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.
7.    To our knowledge, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental authority either (i) with respect to the Note Agreement, the Notes or any other Transaction Document or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
We acknowledge that the Company and the Guarantors have requested that this opinion letter be rendered to each of you and to any Transferee, that this opinion letter is rendered with the intention that each of you and any Transferee may rely on this opinion letter, and that each of you and any Transferee may rely on this opinion letter.
Very truly yours,

EXHIBIT F-2
[FORM OF OPINION OF TRANSACTION PARTIES’ COUNSEL – SHELF NOTES]

[Letterhead of _______________]
[Date of Closing]
[List Purchasers]
c/o Prudential Private Capital
60 S. 6th Street, Suite 3710
Minneapolis, MN 55402
Ladies and Gentlemen:
[We have acted as counsel for [Name of Issuer] (the “Company”) and __________ (the “Guarantors”) in connection] [As ________________________ of [Name of Issuer] (the “Company”), I am familiar] with the Note Purchase and Private Shelf Agreement, dated as of ______________, 20___, between the Company, on one hand, and PGIM, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes a party thereto, on the other hand (the “Note Agreement”), pursuant to which the Company has issued to you today the _____% Series ___ Senior Notes due __________, ____ of the Company in the aggregate principal amount of $___________ (the “Notes”). All terms used herein that are defined in the Note Agreement have the respective meanings specified in the Note Agreement. This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3C of the Note Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.
In this connection, [we] [I] have examined such certificates of public officials, certificates of officers of the Company and the Guarantors and copies certified to [our] [my] satisfaction of corporate documents and records of the Company and the Guarantors and of other papers, and have made such other investigations, as [we] [I] have deemed relevant and necessary as a basis for [our] [my] opinion hereinafter set forth. [We] [I] have relied upon such certificates of public officials and of officers of the Company and the Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established; nothing, however, has come to our attention to cause us to believe that any such factual matters are untrue. With respect to the opinion expressed in paragraph 3 below, [we] [I] have also relied upon the representation made by each of you in paragraph 9A of the Note Agreement.
Based on the foregoing, it is [our] [my] opinion that:
1.    [The Company is a corporation duly organized and validly existing in good standing under the laws of the State of ____________.] [The Company and each of its Subsidiaries is a corporation duly organized and validly existing in good standing under the laws of the State of its organization.] The Company [and each of its Subsidiaries] is duly qualified to transact business and is in good standing in each jurisdiction where the ownership of property by it or the nature of the business conducted by it makes such qualification necessary. The Company [and each of its Subsidiaries] has all requisite corporate power to conduct its business as currently conducted and as currently proposed to be conducted.
2.    The Company and each Guarantor has all requisite corporate power to execute, deliver and perform its obligations under the Note Agreement, the Notes and the other Transaction Documents to which it is a party. The Note Agreement, the Notes and the other Transaction Documents have been duly authorized by all requisite corporate, limited liability company or partnership, as the case may be, action on the part of the Company and each Guarantor which is a party thereto and duly executed and delivered by authorized officers of the Company and each Guarantor which is a party thereto, and are valid obligations of the Company and each Guarantor which is a party thereto, legally binding upon and enforceable against the Company and each Guarantor which is a party thereto in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.    It is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.
4.    The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
5.    The execution and delivery of the Note Agreement, the Notes and the other Transaction Documents, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Note Agreement, the Notes and the other Transaction Documents do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company [or any of its Subsidiaries] pursuant to, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter, certificate of formation, by-laws, operating agreement or partnership agreement, as applicable, of the Company [or any of its Subsidiaries], any applicable law (including any securities or Blue Sky law), statute, rule or regulation or (insofar as is known to [us] [me] after having made due inquiry with respect thereto) any agreement (including, without limitation, any agreement listed in Schedule 8G to the Note Agreement), instrument, order, judgment or decree to which the Company [or any of its Subsidiaries] is a party or otherwise subject.
6.    The Company is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, (b) a “holding company” of a “public utility company” of an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005, or (c) a “public utility” within the meaning of the Federal Power Act, as amended.
7.    To our knowledge, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental authority either (i) with respect to the Note Agreement, the Notes or any other Transaction Document or (ii) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
We acknowledge that the Company and the Guarantors have requested that this opinion letter be rendered to each of you and to any Transferee, that this opinion letter is rendered with the intention that each of you and any Transferee may rely on this opinion letter, and that each of you and any Transferee may rely on this opinion letter.
Very truly yours,

D-2